                                                                    EXHIBIT 10.1


               __________________________________________________



                        AGREEMENT OF LIMITED PARTNERSHIP




                            BRIGHAM OIL & GAS, L. P.



               __________________________________________________





                                                                     MAY 1, 1992

                        AGREEMENT OF LIMITED PARTNERSHIP

                                                        ARTICLE I

                                                 Formation of Partnership
                                                 ------------------------

         Section 1.1. Formation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.2. Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.3. Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.4. Registered Agent and Office . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.5. Names and Addresses of Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.6. Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.7. Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

                                                        ARTICLE II

                                            Certain Definitions and References
                                            ----------------------------------

         Section 2.1. Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 2.2. References and Titles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                                                       ARTICLE III

                                                      Capitalization
                                                      --------------

         Section 3.1. Capital Contributions of General Partners . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 3.2. Capital Contributions of Limited Partners . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.3. Payments of Capital Contributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.4. Non-payment of Capital Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 3.5. Return of Capital Contributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.6. Payments and Advances by General Partners . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.7. Preemptive Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.8. Additional Issuances of Partnership Interests . . . . . . . . . . . . . . . . . . . . . . . . .  18

                                                        ARTICLE IV

                                              Allocations and Distributions
                                              -----------------------------

         Section 4.1. Allocation of Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 4.2. Allocation of Revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.3. Income Tax Allocations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 4.4. Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

                                                        ARTICLE V

                                                   Partnership Property
                                                   --------------------

         Section 5.1. Lease Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.2. Title to Partnership Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.3. Lease Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.4. Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                                                        ARTICLE VI

                                                        Management
                                                        ----------

         Section 6.1. Management Committee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 6.2. Major Decisions Requiring Management Committee Approval . . . . . . . . . . . . . . . . . . . .  31
         Section 6.3. Officers and Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 6.4. Power and Authority of the Chief Executive Officer and
                                  Managing General Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 6.5. Standard of Care of Chief Executive Officer and
                                  Managing General Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 6.6. Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 6.7. Liability of General Partners and Others  . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 6.8. Indemnification of Chief Executive Officer, General
                                  Partners and Others . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 6.9. Costs, Expenses and Reimbursement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 6.10. Contracts With Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 6.11. Tax Elections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 6.12. Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 6.13. Other Matters Concerning a General Partner . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 6.14. Confidentiality; Other Business of General Atlantic  . . . . . . . . . . . . . . . . . . . . .  42

                                                       ARTICLE VII

                                        Rights and Obligations of Limited Partners
                                        ------------------------------------------

         Section 7.1. Rights of Limited Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 7.2. Limitations on Limited Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 7.3. Liability of Limited Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 7.4. Withdrawal and Return of Capital Contribution . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 7.5. Power of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                                                       ARTICLE VIII

                                       Books, Records, Capital Accounts and Reports
                                       --------------------------------------------

         Section 8.1. Books and Records; Capital Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 8.2. Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 8.3. Data and Information Relating to Partnership  . . . . . . . . . . . . . . . . . . . . . . . . .  47

                                                        ARTICLE IX

                                        Assignments of Interests and Substitutions
                                        ------------------------------------------

         Section 9.1. Assignments by Limited Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 9.2. Assignment by General Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 9.3. Apportionment Between Assignor and Assignee . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 9.4. Merger or Consolidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 9.5. Right of First Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 9.6. Death of Carter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 9.7. Death of Carter's Spouse; Termination of Marital
                                  Relationship; Partition of Community Property . . . . . . . . . . . . . . . . . . .  52
         Section 9.8. Co-Sale Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

                                                        ARTICLE X

                                                   Registration Rights
                                                   -------------------

         Section 10.1. Incidental Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 10.2. Required Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 10.3. Certain Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 10.4. Registration Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 10.5. Expenses; Limitations on Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 10.6. Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

                                                        ARTICLE XI

                                         Dissolution, Liquidation and Termination
                                         ----------------------------------------

         Section 11.1. Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Section 11.2. Liquidation and Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Section 11.3. Cancellation of Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

                                                       ARTICLE XII

                                              Representations and Warranties
                                              ------------------------------

         Section 12.1.  Representations and Warranties of Partners . . . . . . . . . . . . . . . . . . . . . . . . . . 63
         Section 12.2.  Additional Representation and Warranty of Limited
                                   Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
         Section 12.3.  Additional Representations and Warranties of Brigham
                                   and BEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
         Section 12.4.  Additional Covenants of General Atlantic.  . . . . . . . . . . . . . . . . . . . . . . . . . . 67

                                                       ARTICLE XIII

                                                      Miscellaneous
                                                      -------------

         Section 13.1.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
         Section 13.2.  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
         Section 13.3.  Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
         Section 13.4.  Partition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
         Section 13.5.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
         Section 13.6.  No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
         Section 13.7.  Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
         Section 13.8.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
         Section 13.9.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
         Section 13.10. Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . .  68
         Section 13.11. Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         Section 13.12. No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68


         Exhibit A.     Balance Sheet dated 1/1/92
         Exhibit B.     Liabilities Arising 1/1/92 through 4/30/92
         Exhibit C.     Litigation
         Exhibit D.     Producing Oil & Gas Properties
         Exhibit E.     Geophysical Exploration Agreements
         Exhibit F.     Employment Agreement (Ben M. Brigham)
         Exhibit G.     Consulting Agreement (Harold D. Carter)
         Exhibit H.     Unassigned Assets

                        AGREEMENT OF LIMITED PARTNERSHIP

                            BRIGHAM OIL & GAS, L.P.



         THIS AGREEMENT OF LIMITED PARTNERSHIP (herein called this "Agreement") dated as of May 1, 1992, is made by and between Brigham Exploration Company ("BEC") and General Atlantic Partners III, L.P., a Delaware limited partnership, as general partners (herein called the "General Partners"), and Harold D. Carter, a Texas resident and GAP-Brigham Partners, L.P., a Delaware limited partnership as limited partners (herein called the "Limited Partners"). In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE I

                            Formation of Partnership

         Section 1.1. Formation. Subject to the provisions of this Agreement, the parties hereto do hereby form a limited partnership (the "Partnership") pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act.

         Section 1.2. Name. The name of the Partnership shall be Brigham Oil & Gas, L.P.. Subject to all applicable laws, the business of the Partnership shall be conducted in the name of the Partnership unless under the law of some jurisdiction in which the Partnership does business such business must be conducted under another name. In such a case, the business of the Partnership in such jurisdiction may be conducted under such other name or names (including the name of a General Partner) as the Chief Executive Officer shall determine to be necessary. The Managing General Partner shall cause to be filed on behalf of the Partnership such partnership or assumed or fictitious name certificate or certificates or similar instruments as may from time to time be required by law.

         Section 1.3. Business. Subject to the other provisions of this Agreement, the business of the Partnership shall be to: (a) acquire the Business (as defined herein) and to acquire interests in other Leases (as defined herein); (b) own, maintain and renew such Leases and other assets; (c) explore, drill, develop and operate such Leases; (d) produce, collect, store, treat, deliver, market, sell or otherwise dispose of oil, gas and related hydrocarbons, minerals and other products from such Leases; (e) farmout, sell, abandon and otherwise dispose of such Leases and other Partnership assets; (f) obtain and market seismic data; and (g) take all such other actions incidental to any of the foregoing as the General Partners may determine to be necessary or desirable.

         Section 1.4. Registered Agent and Office. The registered office of the Partnership in the State of Delaware shall be The Corporation Trust Company, Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801 and the registered agent for service of process on the Partnership shall be The Corporation Trust Company, a corporation whose business address is the same as the Partnership's registered office. The Managing General Partner, at any time and from time to time, may change the Partnership's registered office or registered agent or both by complying with the applicable provisions of the Act and giving concurrent notice thereof to the other Partners and may establish, appoint and change additional registered offices and registered agents of the Partnership in such other states as the Managing General Partner shall determine to be necessary or advisable.

         Section 1.5. Names and Addresses of Partners. The names and mailing addresses and street addresses of the General Partners are: Brigham Exploration Company, 4925 Greenville Avenue, Suite 707, Dallas, Texas 75206, fax number:
(214) 691-6814, and General Atlantic Partners III, L.P., 125 East 56th Street, New York, New York 10022, Attn: Stephen P. Reynolds, fax number: (212) 593-5192. The names and mailing addresses and street addresses of the Limited Partners are: Harold D. Carter, 8080 North Central Expressway, Suite 400, Dallas, Texas 75206, fax number: (214) 891-8056 and GAP-Brigham Partners, L.P., 125 East 56th Street, New York, New York 10022, fax number: (212) 593-5192.

         Section 1.6. Term. The Partnership shall be formed and commence upon the completion of filing for record of an initial certificate of limited partnership of the Partnership with the Secretary of State of the State of Delaware and shall continue until terminated in accordance with Article XI.

         Section 1.7. Filings. Upon the request of the Managing General Partner, the other Partners shall promptly execute and deliver all such certificates and other instruments conforming hereto as shall be necessary for the Managing General Partner to accomplish all filing, recording, publishing and other acts appropriate to comply with all requirements for the formation and operation of a limited partnership under the laws of the State of Delaware and for the qualification or reformation and operation of a limited partnership (or a partnership in which the Limited Partners have limited liability) in all other jurisdictions where the Partnership shall propose to conduct business.



                                   ARTICLE II

                       Certain Definitions and References

         Section 2.1. Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this
Section 2.1 or in the sections and subsections referred to below:

         "Act" shall mean the Delaware Revised Uniform Limited Partnership Act, as amended from time to time and any successor statute or statutes.

         "Adjusted Capital Account" for any fiscal year shall mean, with respect to each Partner, the Capital Account maintained for such Partner (a) increased by (i) the amount of any unpaid Capital Contributions agreed to be contributed by such Partner under Article III, if any, (ii) an amount equal to such Partner's allocable share of Minimum Gain attributable to Partnership Nonrecourse Liabilities, as computed on the last day of such fiscal year in accordance with applicable Treasury Regulations, (iii) an amount equal to such Partner's allocable share of Minimum Gain attributable to Partner Nonrecourse Debt, as computed on the last day of such fiscal year in accordance with applicable Treasury Regulations, and (iv) the amount of Partnership liabilities allocable to such Partner under Section 752 of the Internal Revenue Code with respect to which such Partner bears the economic risk of loss to the extent such liabilities do not constitute Partner Nonrecourse Debt, and (b) reduced by
(i) the amount of all depletion deductions reasonably expected to be allocated to such Partner in subsequent years and charged to such Partner's Capital Account, (ii) the amount of all losses and deductions reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Internal Revenue Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (iii) the amount of all distributions reasonably expected to be made to such Partner to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made under Treasury Regulation Section 1.704-2(f).

         "Adjusted Carrying Value" should have the meaning assigned to it in
Section 4.3(c)(i).

         "Affiliate" shall mean with respect to a Partner (a) any person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Partner, (b) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Partner, (c) any person directly or indirectly controlling, controlled by or under common control with such Partner, and (d) any officer, director or partner of such Partner or any person described in clause (c) of this paragraph. As used in this Agreement, the term "person" shall include an individual, an estate, a corporation, a partnership, an association, a joint stock company and a trust. The term "controls", "is controlled by" and "under common control with" means the possession of the power to direct or cause the direction of the management and policies of a person, by virtue of ownership of voting securities. When the term "Affiliate" is used in this Agreement to refer to persons to whom transfers of interest in the Partnership by the GA Partners are permitted, such term shall not include any person engaged in the oil and gas business.

         "Agreed Rate" shall mean a rate per annum which is equal to the lesser of (a) a rate which is two percent (2%) above the prime rate of interest of Texas Commerce Bank

National Association, Dallas Branch as announced or published by such bank from time to time (adjusted from time to time to reflect any changes in such rate determined hereunder) or (b) the maximum rate from time to time permitted by applicable law.

         "Aggregate Tax Amount" with respect to each Partner shall mean an amount not less than zero equal to the excess of (i) the sum of all Tax Amounts previously distributed to such Partner over (ii) the aggregate amount of all distributions previously made to such Partner other than (a) amounts distributed on account of such Partner's Net Capital Contribution and (b) amounts distributed on account of such Partner's Tax Amount.

         "Appraised Value" shall mean the pre-income tax value of projected net revenues from oil and gas production from all Partnership Leases, calculated by the Designated Engineers as of the first day of the calendar month in which a determination of Appraised Value was requested by BEC, discounted at a 10% discount rate and based on Agreed Pricing (as defined below); provided that, for the purposes of determining such projected net revenues, only Proved Developed Reserves, and such other categories of reserves as the Management Committee shall approve (including the vote or consent of at least one GAP Representative), shall be utilized. "Agreed Prices" shall be determined as follows:

         (a) For oil or gas subject to a contract which does not terminate (and is not subject to termination) within 90 days after the request is made for a determination of Appraised Value, the "Agreed Price" for such oil or gas, until the earliest date such contract will terminate (or can be terminated), shall be the price provided for, from time to time, in such contract, including all escalations of and adjustments to such price; and

         (b) Otherwise, for oil (i) for each of the twelve calendar months beginning with the month following the month in which a determination of Appraised Value is requested, there shall be determined the average of the high and low price per barrel for "light, sweet crude oil" futures contracts (the "Oil Benchmark"), as quoted, on the date the determination of Appraised Value is requested, for deliveries in such month (if high and low prices are not quoted on such date for any such month, the prices quoted for such month on the first day following such date on which such prices for such month are quoted will be used), and (ii) such average amount for each such month, as so determined, shall be added together and divided by 12, with the result of such computation being the "Tentative Price" per barrel for oil, and (iii) for each property for which a value is being determined for the purposes of determining Appraised Value, such Tentative Price shall be adjusted by the Management Committee to reflect the historical variance between amounts actually received for oil at the wellhead and the historical Oil Benchmark prices (such Tentative Price as so adjusted being the "Agreed Price" for oil produced from such property); and

         (c) Otherwise, for gas (i) for each of the twelve calendar months beginning with the month following the month in which a determination of Appraised Value is requested, there shall be determined the average of the high and low price per MMBtu for natural gas futures contracts at Henry Hub (the "Gas Benchmark"), as quoted, on the date the determination of Appraised Value is requested, for deliveries in such month (if high and low prices are not quoted on such date for any such month, the prices quoted for such month on the first day following such date on which such prices for such month are quoted will be used), and (ii) such average amount for each such month, as so determined, shall be added together and divided by 12, with the result of such computation being the "Tentative Price" per MMBtu for gas, and (iii) for each property for which a value is being determined for the purposes of determining Appraised Value, such Tentative Price shall be adjusted by the Management Committee to reflect the historical variance between amounts actually received for gas at the wellhead and the Gas Benchmark (such Tentative Price as so adjusted being the "Agreed Price" for gas produced from such property); or

         (d) Such other prices as the Management Committee (including the affirmative vote or consent of at least one GAP
                 Representative) may agree are appropriate.

         "BEC" shall mean Brigham Exploration Company, a Texas corporation.

         "Brigham" shall mean Ben M. Brigham.

         "Brigham Representatives" shall have the meaning set forth in Section 6.1.

         "Built-in Gain" shall have the meaning assigned to it in Section 4.3(c)(i).

         "Business" shall have the meaning assigned to it in Section 3.1.

         "Capital Account" shall have the meaning assigned to it in Section 8.1(b).

         "Capital Contributions" shall mean for any Partner, as of any date, at the particular time in question the aggregate of (i) the dollar amounts of any cash contributed to the capital of the Partnership, or, if the context in which such term is used so indicates, the dollar amounts of cash agreed to be contributed, by such Partner to the capital of the Partnership, and (ii) the fair market value (as agreed by the General Partners) of property contributed by such Partner to the capital of the Partnership.

         "Carter" shall mean Harold D. Carter, a Texas resident.

         "Chief Executive Officer" shall mean Brigham acting pursuant to the Employment Agreement and as provided in this Agreement.

         "Commission" shall mean the Securities and Exchange Commission and any other similar or successor agency of the federal government then administering the Securities Act or the Exchange Act.

         "Conveyances" shall mean the BEC assignments of the assets of the Business to the Partnership and the assumption by the Partnership of the liabilities associated therewith.

         "Depletable Property" shall have the meaning assigned to it in Section 4.3(b).

         "Designated Engineers" shall mean a national recognized petroleum engineering firm agreed to by the Management Committee (including the affirmative vote or consent of at least one GAP Representative) to conduct the valuation contemplated for the determination of Appraised Value or, in the absence of agreement, Netherland & Sewell.

         "Effective Date" shall mean May 1, 1992.

         "Employment Agreement" shall mean the Employment Agreement by and between the Partnership and Brigham in the form attached hereto as Exhibit F.

         "Equity Securities" shall mean the general and/or limited partnership interests held by the Partners in the Partnership, or in the event of a conversion of the Partnership to corporate form, any capital stock into or for which the partnership interests are converted or exchanged.

         "Event of Default" shall have the meaning assigned to it in Section 3.4(c).

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time in question.

         "GA Partners" shall mean General Atlantic and GAP L.P.

         "GA Permitted Transferees" shall mean with respect to General Atlantic or GAP-Brigham (a) General Atlantic Partners, a New York general partnership of which the general partners are Edwin Cohen, Steven Denning, David Hodgson, Stephen Reynolds and Michael Cline, provided that at the time in question more than 50% of the outstanding voting securities of General Atlantic Partners are owned by one or more of the individuals listed in this subsection (i); (ii) Edwin Cohen, Steven Denning, David Hodgson, Stephen Reynolds, Michael Cline, Alexis Cranberg, William Ford, William Grabe, David Golob, Stephen Hoey and Patricia Hedley; (iii) General Atlantic Corporation, a Delaware corporation which is the limited partner of General Atlantic; (iv) any person directly or indirectly owning, controlling or holding with power to vote 50% or more of the outstanding voting securities of General Atlantic Corporation; (v) any entity of which the persons described in subclauses (i) or (iii) hereof directly or indirectly own, control or hold with power to vote 20% or more of the outstanding voting securities of such entity; or (vi) any entity of which the persons described in subclause (iv) own, control or hold with power to vote an amount of the outstanding voting securities of such entity such that (A) such amount of voting securities multiplied by (B) the amount of outstanding voting securities of General Atlantic Corporation such person owns, controls or holds with power to vote, equals 20%; provided, in the case of a GA Permitted Transferee described in subclause (v) or (vi) hereof, such GA Permitted Transferee irrevocably appoints General Atlantic the attorney and proxy of such GA Permitted Transferee with full power of substitution to vote the interest in the Partnership so transferred as General Atlantic may determine in its sole discretion; and provided further, that in no event shall the term "GA Permitted Transferee" include any person engaged in the oil and gas business.

         "GAP L.P." shall mean GAP-Brigham Partners, L.P., a Delaware limited partnership.

         "GAP Representatives" shall have the meaning set forth in Section 6.1.

         "General Atlantic" shall mean General Atlantic Partners III, L.P., a Delaware limited partnership.

         "General Atlantic Partners" shall mean General Atlantic Partners, a New York general partnership, as constituted on the Effective Date.

         "General Partners" shall mean Brigham Exploration Company, a Texas corporation, General Atlantic Partners III, L.P., a Delaware limited partnership, and any person who becomes a substituted general partner of the Partnership pursuant to the terms hereof.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

         "Lease" shall mean a lease, mineral interest, royalty or overriding royalty, fee right, license, concession or other right covering oil, gas and related hydrocarbons (or a contractual right to acquire such an interest) or an undivided interest therein or portion thereof, together with all appurtenances thereto and servitudes associated therewith.

         "Limited Partners" shall mean Carter and GAP L.P., and any person who becomes an additional or a substituted Limited Partner of the Partnership pursuant to the terms hereof.

         "Major Decisions" shall mean those actions defined as such in Section 6.2.

         "Majority in Interest" as to any vote, consent or approval of the Partners shall mean those Partners holding more than 50% of the Post Threshold Ratio interests in the Partnership.

         "Management Partners" shall have the meaning set forth in Section 6.1(d)(iv).

         "Managing General Partner" shall mean Brigham Exploration Company, and any successor Managing General Partner elected by the Management Committee pursuant to the terms hereof.

         "Minimum Gain" shall mean (i) with respect to Partnership Nonrecourse Liabilities, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) all Partnership properties that are subject to Partnership Nonrecourse Liabilities in full satisfaction of such Partnership Nonrecourse Liabilities, computed in accordance with applicable Treasury Regulations, or (ii) with respect to each Partner Nonrecourse Debt, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) all Partnership properties that are subject to such Partner Nonrecourse Debt in full satisfaction of such Partner Nonrecourse Debt, computed in accordance with applicable Treasury Regulations.

         "Net Capital Contribution" shall mean in the case of each of General Atlantic and GAP L.P., the excess of the Capital Contributions made by each such Partner under Sections 3.1 or 3.2, over the distributions to each such Partner in excess of their respective Tax Amounts.

         "Oil and Gas Interests" shall mean all Leases, interests therein, options to acquire, reversionary interests, net profits interests, production payments and other similar rights and interests and all rights in, to and under all agreements, product purchase and sales contracts, exchange or processing agreements, leases, permits, servitudes, rights-of-way, easements, licenses, farmouts, farmins, bottom hole agreements, dry hole agreements, acreage contribution agreements, processing agreements, options, orders and other agreements and instruments relating thereto, and interests in and to all of the personal property, fixtures and improvements thereon, appurtenant thereto or used, held or obtained in connection with the Leases or the production, treatment, sale or disposal of hydrocarbons or water or other substances produced therefrom or attributable thereto.

         "Organization Costs" shall mean (a) the fees and expenses of (i) Thompson & Knight, as counsel to BEC and Brigham and (ii) Paul, Weiss, Rifkind, Wharton & Garrison as counsel to General Atlantic (in an amount not to exceed $60,000), incurred in connection with the preparation and execution of this Agreement and all related documents and the preparation and filing of all certificates, opinions and documents required pursuant to Sections 1.2 and 1.7 in connection with the initial organization and qualification of the Partnership to do business, and (b) all out of pocket costs, fees and expenses incurred by the

Partnership or any of the Partners in connection with the filing of the documents and certificates required for the formation and qualification to do business of the Partnership.

         "Partners" shall mean the General Partners and the Limited Partners.

         "Partnership" shall have the meaning assigned to it in Section 1.1.

         "Partnership Nonrecourse Debt" shall mean any nonrecourse debt of the Partnership for which any Partner bears the economic risk of loss.

         "Partnership Nonrecourse Liabilities" shall mean nonrecourse liabilities (or portions thereof) of the Partnership for which no Partner bears the economic risk of loss.

         "Permitted Encumbrances" shall mean (a) those claims listed in Exhibits A, B and C; (b) lessors' royalties, overriding royalties, and division orders covering Leases or production therefrom; (c) preferential rights to purchase and required third party consents, with respect to which (i) waivers or consents are obtained by BEC prior to the Effective Date from the appropriate parties (ii) the appropriate time period for asserting such rights has expired prior to the Effective Date without an exercise of such rights, or
(iii) with respect to consents, such consent need not be obtained prior to an assignment or failure to obtain such consent will not have a material adverse effect on the value to the Partnership of the Oil and Gas Interests; (d) liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business; (e) easements, rights-of- way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging canals, ditches, reservoirs or the like; conditions covenants or other restrictions; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way; on, over or in respect of any of the Oil and Gas Interests that are not such as to interfere materially with the operation, value or use of any portion of the Oil and Gas Interests; (f) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting any portion of the Oil and Gas Interests (including without limitation, liens of operators relating to obligations not yet due or pursuant to which BEC is not in default) that are not such as to interfere materially with the operation, value or use of any portion of the Oil and Gas Interests; and (g) rights reserved to or vested in any municipality of governmental, tribal, statutory or public authority to control or regulate any of the Oil and Gas Interests in any manner, and all applicable laws, rules and orders of any municipality or governmental or tribal authority.

         "Permitted Transferees" of any person (and with respect to BEC, the Permitted Transferees of Ben M. Brigham and Anne L. Brigham) shall mean (a) such person's spouse, (b) such person's parents, (c) such person's natural and adopted children and their spouses, (d) such person's siblings and their spouses (provided, that in the case of the persons described in (a), (b), (c) and (d) of this definition, such Permitted Transferee irrevocably appoints the transferring person, the attorney and proxy of such permitted transferee with full power of substitution to vote the interest in the Partnership so transferred as such transferring person may determine in its sole discretion), (e) the trustee or trustees of a trust or trusts (the terms of which are not inconsistent with this Agreement) at any time established for the sole benefit of such person or one or more of the persons described in (a),
(b), (c) or (d) of this definition, or the trustee or trustees of a voting trust or trusts all of the voting trust certificates of which are owned by such person or one or more of the persons described in (a), (b), (c) or (d) of this definition, (f) a partnership or partnership, all of the beneficial interest of which is held by such person or one or more of the persons described in (a),
(b), (c), (d), (e) or (g) of this definition, (g) a corporation or corporations, all of the voting stock of which is owned by such person or one or more of the persons described in (a), (b), (c), (d), (e), (f) or (g) of this definition, (h) with respect to BEC, its shareholders, or (i) after the tenth anniversary of the Effective Date, if Threshold Value has been achieved, any person or entity of which Ben M. Brigham and/or Anne L. Brigham own directly or indirectly at least 50% of the outstanding voting securities.

         "Post Threshold Ratios" shall mean the following percentages: 38.18% to General Atlantic, 1.82% to GAP L.P., 55% to BEC and 5% to Carter, which percentages shall be adjusted (including without limitation, for the purposes of Sections 6.1(d) and 9.2) on a proportionate basis to reflect any issuance of additional Equity Securities and which percentages shall be effective regardless of whether or not the Threshold Amount is reached.

         "Proved Developed Reserves" shall mean Proved Reserves that can expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as Proved Developed Reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

         "Proved Reserves" of oil and gas shall be the estimated quantities of crude oil, natural gas and natural gas liquids which geological, geophysical and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based on future conditions. Reservoirs shall be considered proved if economic producibility is supported by either actual production or conclusive formation tests. The area of a reservoir considered proved shall be composed of (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological, geophysical and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons shall control the lower proved limits of the reservoir.

Proved reserves are estimates of hydrocarbons to be recovered from a given date forward. They may be revised as hydrocarbons are produced and additional data become available. Proved natural gas reserves are comprised of non-associated, associated and dissolved gas. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) shall be included in the proven classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based. Improved recovery includes all methods for supplementing natural reservoir forces and energy, or otherwise increasing ultimate recovery from a reservoir, including (1) pressure maintenance, (2) cycling, and (3) secondary recovery in its original sense. Improved recovery also includes the enhanced recovery methods of thermal, chemical flooding, and the use of miscible and immiscible displacement fluids. Estimates of proved reserves shall not include the following: (i) oil that may become available from known reservoirs but are or should be separately classified as "indicated additional reserves"; (ii) crude oil, natural gas and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (iii) crude oil, natural gas and natural gas liquids that may occur in undrilled prospects; and (iv) crude oil, natural gas and natural gas liquids that may be recovered from oil shales, coal, gilsonite and similar other sources.

         "Representative" and "Representatives" shall have the meanings set forth in Section 6.1.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and any similar or successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time in question.

         "Simulated Basis" shall have the meaning assigned to it in Section 8.1(b).

         "Simulated Depletion" shall have the meaning assigned to it in Section 8.1(b).

         "Simulated Gain" shall have the meaning assigned to it in Section
8.1(b).

         "Simulated Loss" shall have the meaning assigned to it in Section
8.1(b).

         "Tax Amount" shall have the meaning assigned to such term in Section
4.4.

         "Threshold Value" shall mean $70 million computed and adjusted as herein provided; provided, however, that Threshold Value must be achieved on or before the date which is five years from the receipt of payment by the GA Partners of their initial Capital Contributions pursuant to Sections 3.1(b) and
3.2. Threshold Value shall be achieved if, and only if, at the time of determination, one of the following amounts equals or exceeds $70 million (adjusted as provided in the following sentence): (a) The sum of (i) the Partnership's net book value (as audited per generally accepted accounting principles) plus
(ii) the excess or shortfall of the Appraised Value over the net book value of the Partnership's Proved Developed Reserves; (b) the cash portion of the sale price that an offeror has agreed to pay pursuant to a valid and binding agreement to purchase the entire Partnership or all of the Partners' interests therein; (c) the public market value of the Partnership's Equity Securities as traded on an established securities exchange (assuming at least twenty-five percent of such Equity Securities are publicly owned) and as determined by reference to the average closing price for the Partnership's Equity Securities reported for the 10 trading days prior to the date on which the Threshold Value is determined; (d) the value of a bona fide unconditional offer from a capable willing buyer for all or substantially all of the Partnership's assets or all or substantially all of the Partners' interest in the Partnership for cash or for equity securities of such buyer provided that such buyer's equity securities are listed on a national securities exchange and have a public market value greater than $100,000,000 (prior to completing such transaction); or (e) such other amount as may be mutually agreed to in writing by General Atlantic and BEC. The Threshold Value shall be reduced by any cash distributions made to the Partners, in excess of the Tax Amounts, and shall be increased for any increase in the Partnership's equity attributable to the issuance of any additional Equity Securities for cash on a proportionate basis so that after so adjusting the Threshold Value for such equity issuance the new Threshold Value shall equal (A) the Threshold Value at the time of such issuance of additional Equity Securities divided by (B) one (1) minus the percentage of the total interest in the Partnership sold as a result of such issuance of additional Equity Securities. The Appraised Value of the Partnership's Proved Developed Reserves shall be prepared based on a report prepared by the Designated Engineers.

         "Transfer" shall mean any disposition or offer to dispose of any Equity Securities, or any interest therein, which would constitute a sale of or an offer to sell such Equity Securities or any such interest within the meaning of the Securities Act.

         Section 2.2. References and Titles. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

                                  ARTICLE III

                                 Capitalization

         Section 3.1. Capital Contributions of General Partners.

         (a) (i) BEC shall contribute on the Effective Date to the capital of the Partnership its right, title and interest in and to all assets owned by BEC on such date and used in or which relate to the conduct of BEC's business prior to formation of the Partnership, including without limitation, the assets listed or described on Exhibits A, D and E hereto (the "Business"), subject to all existing mortgages, deeds of trust, liens, security interests, pledges, leases, claims, charges, liabilities, obligations, agreements, privileges, easements, rights-of-way, limitations, reservations, restrictions and other encumbrances, including those disclosed in Exhibits A, B and C, the Permitted Encumbrances and all obligations of BEC (including without limitation, obligations to make assignments of interests in certain properties to third parties) under the agreements listed in Exhibit E and (ii) the Partnership shall assume and agree to perform all liabilities and obligations of BEC related to the Business. It is agreed that the net fair market value of such assets, subject to such liabilities and obligations, is $2,000,000, and BEC shall receive a credit to its Capital Account for such Capital Contribution. BEC shall execute and deliver the Conveyances and take such other action as may be necessary or desirable to convey, assign, transfer to or vest in the Partnership title and possession to such assets, which assignment shall be effective for all purposes as of the Effective Date. The Partnership shall execute and deliver to BEC the Conveyances evidencing its agreement to assume and perform such liabilities and obligations. In addition, the Partners will prepare and execute a statement of the breakdown of the net fair market value attributable to the assets of the Business within 30 days of the Effective Date. The Partnership further agrees to indemnify BEC for any state and federal tax liability it may incur with respect to income from the Business for the time frame beginning April 1 through April 30, 1992 up to a maximum amount of $10,000. Attached hereto are: Exhibit A, which is a balance sheet dated January 1, 1992 for the Business indicating liabilities associated therewith; Exhibit B indicating liabilities arising during the period from January 1, 1992 through April 30, 1992; Exhibit C containing a schedule of existing litigation; Exhibit D listing producing oil and gas properties of the Business; and Exhibit E listing geophysical exploration agreements of the Business. In the event it is later discovered that the known liabilities of the Business as of May 1, 1992 include liabilities other than the Permitted Encumbrances and other than those disclosed in Exhibits A, B and C or those arising in the ordinary course of business under agreements included in the assets of the Business and such liabilities exceed $100,000 in the aggregate, the capital account of BEC shall be reduced by the full dollar amount of such additional liabilities.

         (b) General Atlantic shall contribute in cash to the Partnership $9,545,000 of which $954,500 shall be paid on the Effective Date and the remainder of which shall be paid to the Partnership by General Atlantic from time to time in the appropriate amounts called for by the Chief Executive Officer in accordance with Section 3.3.

         Section 3.2. Capital Contributions of Limited Partners. Subject to the provisions of this Section 3.2, Carter shall contribute $100 to the capital of the Partnership on the Effective Date. Such aggregate amount shall be the maximum contribution to the Partnership that Carter shall be required to make. GAP L.P. shall contribute in cash to the Partnership a maximum aggregate amount equal to $455,000 of which $45,500 shall be paid on the Effective Date and the remainder of which shall be paid to the Partnership by GAP L.P. to the Partnership from time to time in the appropriate amounts called for by the Chief Executive Officer in accordance with Section 3.3.

         Section 3.3. Payments of Capital Contributions. The Chief Executive Officer shall cause to be prepared and delivered to General Atlantic and GAP L.P. 10 business days prior to the end of each fiscal quarter of the Partnership an estimate of the amount of aggregate Capital Contributions expected to be called and paid by the GA Partners (the "GA Call Amount") within the succeeding quarter, together with a brief explanation of the bases for such projected capital needs by the GA Partners. Up to $5,000,000 of such Capital Contributions (including the initial Capital Contributions made by the GA Partners) may be called during the first twelve months of the Partnership term and the remaining $5,000,000, plus any portion of the $5,000,000 not previously called, may be called at any time thereafter. Except as otherwise provided herein, General Atlantic and GAP L.P. shall pay their proportionate shares of the GA Call Amount (which as of the Effective Date are 95.45% and 4.55%, respectively) until each such Partner has fulfilled its obligation to make its respective Capital Contributions agreed to in Section 3.1 or 3.2, as applicable, upon request by the Chief Executive Officer. Any request for payment by the GA Partners of all or a portion of a GA Call Amount shall be in writing and shall set forth (a) the amount of such Capital Contributions to be paid by the respective GA Partners at such time and (b) the date by which payment of such Capital Contributions shall be received, which (i) with respect to any call for a Capital Contribution which alone or in the aggregate with all other Capital Contributions made by the GA Partners during such fiscal quarter does not exceed the estimate for such quarter, shall not be less than ten (10) business days from the date the notice is received, and (ii) with respect to any call for a Capital Contribution which alone or in the aggregate with all other Capital Contributions made by the GA Partners during such fiscal quarter exceeds the estimate for such quarter, shall be not less than 30 calendar days from the date the notice is sent. Payments by the GA Partners of their Capital Contributions shall be made by wire transfer of immediately available funds to the Partnership's account as designated by the Chief Executive Officer by notice to the GA Partners pursuant to Section 13.1.

         Section 3.4. Non-payment of Capital Contributions.

         (a) In the event that a Partner fails or refuses to make when due its share of Capital Contributions, and if such failure is on the part of General Atlantic, at the time of such default, neither BEC with respect to this Agreement nor Brigham with respect to the Employment Agreement, is in material default hereunder, then the Partnership shall have the right to pursue one or more of the remedies described in this Section 3.4 and any remedy existing at law or in equity for the collection of the unpaid amount of the Capital Contributions agreed to be made in Sections 3.l and 3.2, including without limitation the prosecution of a suit against a defaulting Partner.

         (b) In the event that General Atlantic should fail or refuse to pay when due a call of its Capital Contributions under Section 3.1(b) as requested pursuant to Section 3.3 and (i) (A) with respect to the first such default such payment remains unpaid for 35 calendar days from the date due or
(B) with respect to any subsequent default such payment remains unpaid for 20 calendar days from the date due and (ii) at the time of such default neither BEC, with respect to this Agreement, nor Brigham with respect to the Employment Agreement, is in material default thereunder, then (1) the Threshold Amount shall be deemed to have been reached, (2) General Atlantic's interest in the Partnership shall be reduced by a percentage equal to 100 times a fraction, the numerator of which shall equal $9,545,000 minus the aggregate amount of all Capital Contributions theretofore made by General Atlantic, and the denominator of which shall equal $9,545,000 and (3) the GAP Representatives shall have no rights as to approval of Major Decisions until such amounts have been paid together with any interest thereon at the Agreed Rate and costs of collecting same; provided that rights to approve Major Decisions shall not be restored on future payment of overdue amounts if such amounts are not paid within 45 days of the due date. Notwithstanding the foregoing, if at any time General Atlantic has not paid a capital call pursuant to Section 3.3 and such amount remains unpaid for five business days after the due date, General Atlantic shall lose its right to approve Major Decisions in Section 6.2(a) until such default has been cured.

         (c) In the event that a Partner fails or refuses to make when due its share of Capital Contributions, and if such failure is on the part of General Atlantic, at the time of such default, neither BEC with respect to this Agreement, nor Brigham with respect to the Employment Agreement, is in material default hereunder, then either General Partner shall be entitled to make such Capital Contributions to the Partnership which the defaulting Partner is obligated to make and the amount so advanced shall be treated as a loan from the General Partner making such advance to such Partner and shall bear interest from the date of such advance at a rate equal to the Agreed Rate. Such General Partner shall notify the defaulting Partner of any such advance and request payment by it of the amount so advanced, together with interest thereon from the date of the advance. If the defaulting Partner fails or refuses to pay to the advancing General Partner the amount so advanced, together with interest thereon from the date of the advance, and if the failure or refusal persists for a period of 30 days following notice from the advancing General Partner to the defaulting Partner (such occurrence being called herein an "Event of Default"), the advancing General Partner shall be entitled to proceed under this Section 3.4(c). In addition to the rights in Section 3.4(a), each Partner hereby grants to the Partnership a lien upon and security interest in such Partner's interest in the Partnership and in or to all assets attributable to and proceeds of and from such interest in the Partnership to secure the payment of contributions required under this Agreement, and authorizes the Managing General Partner, upon the occurrence of an Event of Default, if it elects to proceed under this alternative, to foreclose such lien or security interest in any manner provided for by the laws of the State of Delaware for the foreclosure of such lien or security interest (including without limitation the exercise of the rights of a secured party under the Delaware Uniform Commercial Code). If the Managing General Partner elects this alternative, the defaulting Partner shall be liable for all costs and expenses of the Managing General Partner in instituting and prosecuting such suit or foreclosing such lien or security interest, including (without limitation) all reasonable attorneys' fees expended in connection therewith. Each Partner hereby agrees that the Managing General Partner may file one or more financing statements with respect to the security interest granted hereby in order to perfect such security interest, and each Partner hereby agrees to execute such financing statements at the request of the Managing General Partner. Each Partner further hereby appoints the Managing General Partner as its agent and attorney-in-fact for the purpose of signing and filing any such financing statements, which appointment is coupled with an interest and expressly made irrevocable. In the event of a non-judicial foreclosure, the proceeds of the disposition of the Partnership interest of the defaulting Partner shall be applied as follows: (i) first, to the reasonable expenses incurred by the Partnership in collecting such proceeds; and (ii) next, to the satisfaction of the Capital Contribution which the defaulting Partner failed to make. The defaulting Partner shall be liable for any deficiency, and the Managing General Partner shall account to the defaulting Partner for any surplus. Any purchaser of the defaulting Partner's interest in the Partnership shall assume the obligations of such defaulting Partner under this Agreement and shall succeed to the right of such defaulting Partner as to the allocation of profits and losses of, and as to distributions from, the Partnership thereafter. Each Partner hereby grants the Managing General Partner an irrevocable special power of attorney, coupled with an interest, which shall survive the dissolution, bankruptcy, or legal disability of such Partner, to take all actions necessary on its behalf to sell, assign or transfer the Partnership interest of such Partner to such person or persons as shall acquire such Partnership interest as provided in this Section 3.4(c) should an Event of Default be deemed to have occurred with respect to such Partner. In the event that the Managing General Partner elects to foreclose upon a defaulting Partner's interest in the Partnership, the Partners agree that 30 days prior notice shall be reasonable notice of any proposed public or private foreclosure sale. Notwithstanding the foregoing, the Managing General Partner shall not foreclose upon the interest of a defaulting Partner in the Partnership if the Event of Default giving rise to the exercise of remedies under this Section 3.4 arises out of a bona fide dispute regarding the interpretation or implementation of this Agreement.

         (d) In the event that a Partner fails or refuses to make when due its share of Capital Contributions, and if such failure is on the part of General Atlantic, at the time of such default, neither BEC with respect to this Agreement, nor Brigham with respect to the Employment Agreement, is in material default hereunder, then the Partnership may retain any revenues otherwise distributable to a Partner pursuant to this Agreement in an amount equal to the amount such Partner failed or refused to contribute as required pursuant to the terms of this Agreement, together with interest on such past-due amounts at a rate equal to the Agreed Rate. Any amount so withheld shall be deemed, for all purposes of this Agreement, to have been distributed to the Partner and, other than that portion of such amounts representing interest, be deemed to have been recontributed by the Partner to the capital of the Partnership for the purposes for which contributions were initially requested. To the extent that a General Partner has advanced funds to the Partnership as a result of the default of a Partner, such General Partner shall be entitled to be reimbursed from the amounts so withheld from the defaulting Partner in accordance with this Section 3.4.

         (e) If any dispute as to whether an Event of Default existed is resolved in favor of the purported defaulting Partner, then the advancing General Partner shall pay to the Partnership for distribution to the purported defaulting Partner an amount equal to any amounts wrongly paid by the Partnership to the advancing General Partner (which should have instead been paid by the Partnership to the defaulting Partner), or any amounts distributed by the Partnership to such General Partner instead of to the purported defaulting Partner, in connection with such Event of Default together with interest thereon at a rate equal to the Agreed Rate, and all costs and expenses of the purported defaulting Partner in resolving such dispute, including (without limitation) all attorneys' fees expended in connection therewith.

         (f) The advancing General Partner shall give notice of its election of the alternatives listed above to the defaulting Partner, and if the advancing General Partner elects the alternative provided under Section 3.4(a), 3.4(b) and/or Section 3.4(c), the advancing General Partner shall be free at any time also to proceed under Section 3.4(d).

         Section 3.5. Return of Capital Contributions. Except as provided in Sections 3.4 and 3.6, no interest shall accrue on any contributions to the capital of the Partnership; and no Partner shall have the right to withdraw or be repaid any capital contributed by such Partner except as otherwise specifically provided in this Agreement.

         Section 3.6. Payments and Advances by General Partners. The General Partners shall have the right to pay any indebtedness or obligation of the Partnership out of funds of the General Partners, and may bill the Partnership in the same manner that the Partnership may bill the Partners. Further, if at any time a General Partner advances funds to or on behalf of the Partnership or a General Partner is required to pay any indebtedness or obligation of the Partnership in excess of the Capital Contributions of such General Partner agreed to be made in this Article III, such advance or payment shall constitute a loan by such General Partner to the Partnership. Such advance or payment shall thereafter bear interest at a rate equal to the lesser of (a) the maximum contract rate permitted by applicable law, (b) the effective rate of interest then being paid by such General Partner for funds acquired by such General Partner to pay such advance or payment (adjusted from time to time to reflect any changes in such applicable rate) or (c) the amount which an unrelated bank would charge the Partnership (without reference to such General Partner's financial abilities or guarantees) on a comparable loan for the same purpose. No such advance or payment by a General Partner shall be deemed to be a contribution by such General Partner to the capital of the Partnership. Any loan made by such General Partner hereunder to pay any costs or expenses allocated and charged to any other Partner shall be repaid (with payments to be applied first to the payment of interest and then to the repayment of principal) from the revenues that would otherwise be next distributed to such Partner hereunder.

         3.7. Preemptive Rights. In the event the Partnership proposes to issue or sell any general or limited partnership interests, or any obligation, evidence of indebtedness or other security of the Partnership which is convertible into or exchangeable for an interest in the Partnership or to which shall be attached or appertain any warrant, option or other instrument or right entitling the owner or holder thereof to subscribe for, purchase or receive interests in the Partnership, or any warrant, option or right to subscribe for, purchase or receive any such interests, obligation, evidence of indebtedness or other security of the Partnership (all of the foregoing being in this Section
3.7 herein called "equity securities"), each Partner of the Partnership at the time such equity securities are to be issued or sold shall have the preemptive and preferential right to purchase, subscribe for or receive such equity securities in the same respective proportion that the Post Threshold Ratio interest owned by it bears to the total Post Threshold Ratio interests of all Partners having the right granted by this Section 3.7. The foregoing preemptive and preferential right to purchase, subscribe for or receive such equity securities shall extend to any and all equity securities issued or sold by the Partnership, except (i) securities issued to employees of the Partnership pursuant to approval by the affirmative vote of the Management Committee or when authorized by and consistent with an employee incentive or other compensation plan theretofore approved by the Management Committee, (ii) securities sold otherwise than for cash, and (iii) any securities sold in or at any time after an initial public offering of securities by the Partnership (or a successor entity). Such right shall be only an opportunity to acquire such equity securities under such terms and conditions as the Management Committee may fix for the purpose of providing a fair and reasonable opportunity for the exercise of such right.

         3.8. Additional Issuances of Partnership Interests.

         (a) Subject in all respects to Section 6.2, in order to raise additional capital or to acquire additional oil and gas interests or other assets, to redeem or retire Partnership debt, to adopt fringe benefit plans for employees in accordance with subsection (b) below, or for other valid Partnership purposes, the Partnership is authorized at any time and from time to time to issue additional equity interests in the Partnership and the Managing General Partner is authorized to admit any persons not already Partners to the Partnership as additional partners without any consent or approval of the other Partners.

         (b) Subject in all respects to Section 6.2, the Partnership may adopt fringe benefit plans, including plans involving the issuance of Partnership interests, for the benefit of employees of the Partnership in respect of services performed, directly or indirectly, for the benefit of the Partnership.

         (c) Any such Partnership interests to be issued may be issued in one or more classes, one or more series of such classes, for such consideration and on such terms and conditions as the Management Committee in good faith determines to be in the best interests of the Partnership, which classes or series of Partnership interests shall have such designations, preferences and relative, participating, optional or other special rights as shall be fixed by the Management Committee.

         (d) The Limited Partners shall have no approval rights with respect to any such issuances of additional Equity Securities.



                                   ARTICLE IV

                         Allocations and Distributions

         Section 4.1. Allocation of Costs. All costs of the Partnership shall be allocated and charged to the Partners as follows:

         (a) For all fiscal years prior to the fiscal year in which Threshold Value is achieved, all Partnership costs shall be allocated and charged 94.4955% to General Atlantic, 4.5045% to GAP L.P., .917% to BEC and
 .083% to Carter.

         (b) For the fiscal year in which Threshold Value is achieved, and in all subsequent years, all Partnership costs shall be allocated and charged among the Partners in such amounts as shall be required to cause as soon as possible the Capital Accounts of the Partners to be in proportion to their respective Post Threshold Ratios, after first taking into account the allocation of revenues for such period as provided in Section 4.2 and distributions pursuant to Section 4.4. Thereafter, all such costs shall be allocated and charged to the Partners in proportion to their respective Post Threshold Ratios.

         (c) Notwithstanding the foregoing provisions of this Section 4.1, costs paid with proceeds of a Partner Nonrecourse Debt shall be allocated and charged to the Partners in proportion to the ratio in which the Partners bear the economic risk of loss for such Partner Nonrecourse Debt.

         (d) With respect to property contributed to the Partnership by BEC, the basis in such property shall be allocated to BEC and Section 4.3(c) shall govern the allocation of income, gain, deduction and loss computed by reference to such basis.

         Section 4.2. Allocation of Revenues. All revenues of the Partnership (which shall not include Capital Contributions and loans to the Partnership) shall be allocated and credited to the Partners as follows:

         (a) All revenues resulting from the sale or other disposition of Depletable Property shall be allocated, to the extent such revenues constitute a recovery of Simulated Basis of such Depletable Property, to the Partners in the same percentages as the Simulated Basis in such Depletable Property was allocated up to an amount equal to each Partner's share of such Simulated Basis at the time of such sale. Thereafter, revenues resulting from any such sale or disposition shall be allocated to the Partners as provided in subsection (b) of this Section 4.2.

         (b)     All other Partnership revenues shall be allocated as follows:

                 (i) For all fiscal years prior to the fiscal year in which Threshold Value is achieved, all such other revenues shall be allocated and credited 94.4955% to General Atlantic, 4.5045% to GAP L.P., .917% to BEC and .083% to Carter until the Capital Accounts of General Atlantic and GAP L.P., in the aggregate, equal the sum of the Net Capital Contributions of both such Partners after first taking into account the allocation of costs for such period as provided in
         Section 4.1 and distributions pursuant to Section 4.4; then to the Capital Accounts of the Partners as shall be required to cause as soon as possible the Capital Accounts of BEC and Carter and the excess of the Capital Accounts of General Atlantic and GAP L.P. over their respective Net Capital Contributions to be in proportion to their respective Post Threshold Ratios. Thereafter, all such other revenues shall be allocated and credited to the Partners in proportion to their respective Post Threshold Ratios.

                 (ii) For the fiscal year in which Threshold Value is achieved, and for all subsequent fiscal years, all such other revenues shall be allocated and credited to the Capital Accounts of the Partners as shall be required to cause as soon as possible the Capital Accounts of the Partners to be in proportion to their respective Post Threshold Ratios. Thereafter, all such other revenues shall be allocated and credited to the Partners in proportion to their respective Post Threshold Ratios.

         Section 4.3. Income Tax Allocations. Except as otherwise provided herein, for purposes of any applicable federal, state or local income tax law, rule or regulations items of income, gain, deduction, loss and credit shall be allocated to the Partners as follows:

         (a) Income from the sale of oil or gas production shall be allocated in the same manner as revenue is allocated and credited pursuant to
Section 4.2(b).

         (b) Cost and percentage depletion deductions and the gain or loss on the sale or other disposition of property the production from which is or would be (in the case of nonproducing properties) subject to depletion (herein sometimes called "Depletable Property") shall be computed separately by the Partners rather than the Partnership. For purposes of Section 613A(c)(7)(D) of the Internal Revenue Code, the Partnership's adjusted basis in each Depletable Property shall be allocated to the Partners in proportion to each Partner's respective share of the costs that entered into the Partnership's adjusted basis for each Depletable Property (or in the case of contributed property, in proportion to each Partner's share of the basis in such property at the time of contribution), and the amount realized on the sale or other disposition of each Depletable Property shall be allocated to the Partners in proportion to each Partner's respective share of the revenue from the sale or other disposition of such Depletable Property provided for in Section 4.2. For purposes of allocating amounts realized upon any such sale or disposition that are deemed to be received for federal income tax purposes and that are attributable to Partnership indebtedness or indebtedness to which the Depletable Property is subject at the time of such sale or disposition, such amounts shall be allocated in the same manner as Partnership revenues used for the repayment of such indebtedness would have been allocated under Section 4.2.

         (c) With respect to the property contributed by BEC, items of gain, loss and deduction shall be allocated, solely for federal income tax purposes, as follows:

                 (i) Any gain resulting from the sale or other disposition of such property shall be allocated to BEC as required under Section 704(c) of the Internal Revenue Code up to an amount equal to the Built-in Gain. Any gain in excess of the Built-in Gain shall be allocated as otherwise provided in this Section 4.3. For purposes of this paragraph (i), the "Built-in Gain" for each property contributed by BEC shall be the excess of the Adjusted Carrying Value of such property at any point in time over its adjusted tax basis at such time. The "Adjusted Carrying Value" shall initially be the fair market value of such property as agreed upon by the Partners in accordance with Section 3.1(a), but shall be reduced by depletion, depreciation, amortization, or loss with respect to such property computed in the same manner as provided in Section 8.1(b) for purposes of charging the Partner's Capital Accounts. In the case of any Depletable Property contributed by BEC, the Simulated Basis of such property at any point in time shall equal its Adjusted Carrying Value for purposes of making the allocations required under Section 4.2.

                 (ii) Any item of loss or deduction which is determined by reference to the adjusted tax basis of any such property shall be allocated entirely to BEC.

         (d) Items of deduction, loss and credit not specifically provided for above, including depreciation, cost recovery and amortization deductions, shall be allocated to the Partners in the same manner as the costs of the Partnership that resulted in such items of deduction, loss and credit were allocated pursuant to Section 4.1; provided, however that for the fiscal year in which Threshold Value is achieved, and for all subsequent fiscal years, depreciation, cost recovery and amortization deductions attributable to costs allocated under Section 4.1(a) shall be allocated in the same manner as if such costs had been allocated under Section 4.1(b); and provided further that for the fiscal year in which the Partnership shall be dissolved, if Threshold Value has not yet been achieved, all Partnership deductions and losses shall be allocated among the Partners, to the extent permitted by law, as follows:

                 (i) first, as shall be required to cause as soon as possible the Capital Accounts of BEC and Carter and the excess of the Capital Accounts of General Atlantic and GAP L.P. over their respective Net Capital Contributions to be in proportion to their respective Post Threshold Ratios;

                 (ii) then, to the Partner's in proportion to their Post Threshold Ratios until the Capital Accounts of General Atlantic and GAP L.P. equal their respective Net Capital Contributions;

                 (iii) then, to BEC and Carter in proportion to the positive balances in their respective Capital Accounts until their respective Capital Accounts equal zero;

                 (iv) then to General Atlantic and GAP L.P. in proportion to their respective positive Capital Account balances until their respective Capital Accounts equal zero; and

                 (v) then to the Partners in proportion to their respective Post Threshold Ratios.

Items of income or gain not specifically provided for above shall be allocated to the Partners in the same manner that revenues of the Partnership that resulted in such items of income or gain were allocated pursuant to Section 4.2.

         (e) All recapture of income tax deductions resulting from the sale or other disposition of Partnership property shall be allocated among the Partners in the ratio in which the deductions giving rise to such recapture were allocated, but each Partner shall be allocated recapture only to the extent that such Partner is allocated any gain from the sale or other disposition of such property. The balance of such recapture, if any, shall be allocated to the Partners whose share of gain exceeds their share of recapture ("excess gain") and such balance shall be allocated among such Partners in the proportion which the excess gain of such Partner bears to the excess gains of all Partners.

         (f)     Notwithstanding any of the foregoing provisions of this
Section 4.3 to the contrary, if for any fiscal year of the Partnership the allocation of any loss or deduction (net of any income or gain) to any Partner would cause or increase a negative balance in such Partner's Adjusted Capital Account as of the end of such fiscal year (the "Deficit Partner"), only the amount of such loss or deduction that reduces the balance to zero shall be allocated to the Deficit Partner and the remaining loss or deduction shall be allocated to the Partners whose Adjusted Capital Accounts have a positive balance remaining at such time (the "Positive Partners") in proportion to such positive balances. If, after taking into account the allocation in the first sentence of this Section 4.3(f), the Adjusted Capital Account balance of any Deficit Partner remains less than zero at the end of a fiscal year, a pro rata portion of each item of Partnership income or gain (including Simulated Gain) otherwise allocable to the Positive Partners for such fiscal year (or if there is no such income or gain allocable to the Positive Partners for such fiscal year, an amount of income or gain (including Simulated Gain) so allocable in the succeeding fiscal year or years) shall be allocated to the Deficit Partner in an amount necessary to cause its Adjusted Capital Account balance to equal zero; provided that if there is more than one Deficit Partner, such income or gain shall be allocated to all Deficit Partners in proportion to their negative Adjusted Capital Accounts; and provided further that no allocation under this sentence shall have the effect of causing any Positive Partner's Adjusted Capital Account to be less than zero. If, after taking into account the allocations required by the preceding provisions of this Section 4.3, any Partner's share of a net decrease in Minimum Gain (determined in accordance with Treasury Regulation Section 1.704-1T(b)(4)(iv)(e)) attributable to the disposition of Partnership property subject to Partnership Nonrecourse Liabilities exceeds the amount of income and gain (including Simulated Gain) allocated to such Partner (the "Chargeback Partner") pursuant to the preceding provisions of this Section 4.3, further items of such income and gain for such year (and, if necessary, for subsequent years), which items equal in the aggregate the amount of such excess, that otherwise would be allocated to those Partners whose allocated share of the gain from the disposition of such property exceeds their respective share of the such decrease in Minimum Gain attributable to the disposition of such property shall be allocated instead to the Chargeback Partner. The provisions of this Section 4.3(f) are intended to constitute both a "qualified income offset" and a "minimum gain chargeback" within the meaning of Treasury Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-1T(b)(4)(iv)(e).

         Section 4.4. Distributions. All cash funds of the Partnership shall be retained in the business of the Partnership and shall be distributed to the Partners only at such time as the

Management Committee shall approve; provided, however, that distributions shall be made to each Partner in an amount equal to such Partner's Tax Amount, (as herein defined), such distributions to be made not later than five days prior to the due date of the applicable tax required to be paid by such Partner. A Partner's "Tax Amount" for any taxable year shall be determined by the following formula:

                           X = [(A + [B(1-A)])(C-D)] - E

Where     X =             The Tax Amount for such year;
          A =             the highest marginal federal income tax rate in
                          effect for such year (the "Federal Tax Rate");
          B =             the highest marginal Texas income tax rate (including
                          the franchise tax rate applicable to income) in effect for such year;
          C =             such Partner's allocable share of the aggregate
                          taxable income or gain (including amounts realized in excess of the adjusted tax basis in Depletable
                          Property sold by the Partnership) of the Partnership for the current and all prior taxable years;
          D =             such Partner's allocable share of the aggregate
                          deductions and losses (including amounts realized which are less than the adjusted tax basis of Depletable Property sold by the Partnership) recognized by the Partnership during the current and all prior taxable years; and
          E =             the aggregate Tax Amounts distributed to such Partner
                          in all prior taxable years.

For purposes of this calculation, A and B shall both be the rates applicable to corporations or individuals, whichever results in the larger combined amount.

The Tax Amount for each Partner shall be determined annually (and revised periodically, as necessary) by the Partnership's independent accounting firm and reported to the Management Committee. Distributions in excess of the Tax Amounts, if approved by the Management Committee, shall be made in the following percentages and amounts:

                 (a) If the distribution is made prior to the attainment of Threshold Value:

                          (i) an amount shall first be distributed to General
                 Atlantic and GAP L.P. equal to their respective Net Capital Contributions as computed immediately prior to such distributions, and

                          (ii) the remaining amount to be distributed shall be
                 allocated among the Partners in proportion to their respective Distribution Amounts. A Partner's "Distribution Amount" on the date of any distribution shall be determined by the following formula:

                           Y = (F + G)(H) - I

Where     Y =             such Partner's Distribution Amount;
          F =             the amount to be distributed by the Partnership to
                          all Partners pursuant to this clause (ii) or
                          paragraph (b) below, whichever is applicable;
          G =             the sum of the Aggregate Tax Amounts of all Partners;
          H =             such Partner's Post Threshold Ratio; and
          I =             such Partner's Aggregate Tax Amount;

all as of the date of the distribution.

                 (b) If the distribution is made after the attainment of Threshold Value, all distributions shall be allocated to the Partners in proportion to their respective Distribution Amounts.

         Notwithstanding the foregoing, however, (i) any liquidating distributions shall be made in accordance with Section 11.2, and (ii) no distribution shall be made to any Partner if such distribution would cause the Adjusted Capital Account balance of such Partner to be less than zero.


                                   ARTICLE V

                              Partnership Property

         Section 5.1. Lease Acquisitions.

         (a)     BEC shall contribute and assign to the Partnership pursuant to
Section 3.1(a) the assets constituting the Business. The interest in each oil and/or gas property contributed to the Partnership by BEC shall cover all depths and horizons owned by BEC in and under the Lease for such property.

         (b) With respect to those assets that BEC cannot transfer to the Partnership on the Effective Date due to the failure or inability of BEC to obtain the consents of third parties necessary to effect such transfer (such assets are identified on Exhibit H hereto and are referred to herein as the "Unassigned Assets"), BEC shall use its best efforts to obtain such consents or otherwise take such action as shall be required to effect the transfer of the Unassigned Assets to the Partnership as soon as possible after the Effective Date. If BEC determines, after consulting with the GAP Representatives, that any Unassigned Asset cannot be transferred to the Partnership because of the failure or refusal of any third party to consent to such transfer, then BEC shall hold such Unassigned Asset in trust for the benefit of the Partnership, make such Unassigned Asset available for use by the Partnership and otherwise insure that all economic and, to the extent possible, legal incidents of ownership of such Unassigned Asset inure to the benefit of the Partnership. The costs and expenses associated with managing, operating and maintaining any Unassigned Asset not so transferred to the Partnership shall be deemed a Partnership expense and shall be paid directly by the Partnership upon presentation to it by BEC of evidence substantiating such costs and expenses, or shall be paid directly by BEC which, upon presentation to the Partnership of evidence substantiating such costs and expenses, shall be reimbursed by the Partnership.

         (c) Subject to Section 6.2, during the term of this Agreement, the Chief Executive Officer and the Managing General Partner (if requested by the Chief Executive Officer) may cause the Partnership to acquire additional Leases that it deems suitable for acquisition by the Partnership for exploration or development purposes to the extent funds of the Partnership are available therefor.

         Section 5.2. Title to Partnership Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership shall hold all of its assets in the name of the Partnership. The Chief Executive Officer shall promptly take all such action as it shall deem necessary or appropriate, or as may be required by law, to perfect and preserve the ownership interest of the Partnership in all Leases.

         Section 5.3. Lease Sales.

         (a) Subject to the provisions of Section 6.2(c), the Chief Executive Officer and the Managing General Partner (if requested by the Chief Executive Officer) may sell, farmout, abandon or otherwise dispose of any Lease of the Partnership, on such terms as the Chief Executive Officer and/or the Managing General Partner, as applicable, deems reasonable and in the best interests of the Partnership and the Partners.

         (b) Except as expressly permitted in Section 11.2, neither a General Partner nor any of its Affiliates shall acquire, directly or indirectly, any Partnership Lease (or any interest therein) from the Partnership unless the Management Committee has previously approved in writing such acquisition by the affirmative vote of a majority of the Representatives including at least one Representative of the non-interested Partner in such acquisition.

         Section 5.4. Insurance. The Partnership shall obtain for the benefit of the Partnership, insurance coverage as is customary for the types of business to be conducted by the Partnership in such amounts and for such coverage as the General Partners shall mutually agree upon, which shall include general liability umbrella coverage in an amount not less than $20,000,000. In the event the General Partners fail to agree on the dollar limits of such coverage, the higher amount of coverage, as reasonably requested, shall be obtained by the Partnership. To the extent practicable, the Partners will be included as additional insureds on such insurance policies.


                                   ARTICLE VI

                                   Management

         Section 6.1. Management Committee.

         (a) The General Partners shall participate in the management and conduct of the business of the Partnership through a management committee (herein called the "Management Committee") initially comprised of five members (which members as from time to time serving on the Management Committee are herein collectively called "Representatives" and individually called a "Representative"), of whom three shall be appointed by BEC (herein called the "Brigham Representatives") and two of whom shall be appointed by General Atlantic (herein called the "GAP Representatives"). The Management Committee shall have full power and authority to formulate and set policy and strategies for the Partnership and shall have formal authority for the administrative functions of the Partnership with such policies, strategies and administrative functions to be executed and performed by the Chief Executive Officer. The Management Committee shall also be available to advise the Chief Executive Officer with respect to operations of the Partnership and to give its consent with respect to Major Decisions (as hereinafter defined). Except as specifically provided herein, all actions taken and all determinations and judgments made by the Management Committee, or by the officers or other agents of the Partnership pursuant to the direction of the Management Committee, in all cases in accordance with the terms of this Agreement, shall be conclusive and binding on the Partnership and the Partners. Except as set forth in the succeeding provisions of this Section 6.1, the Management Committee shall conduct its proceedings in accordance with such rules as it may from time to time establish. The Management Committee shall keep minutes of its meetings and of the actions taken by it.

         (b) The initial Management Committee shall be composed of the following five Representatives, who shall be considered to be appointed by BEC or General Atlantic as indicated below:

         Brigham Representatives                   GAP Representatives
         -----------------------                   -------------------
         Ben M. Brigham                            Alexis M. Cranberg

         Anne L. Brigham                           William E. Ford

         Harold D. Carter

         (c) Each Representative shall serve at the pleasure of the Partner that appointed him and may be removed, with or without cause, by the appointing Partner upon written notice thereof given by the appointing Partners to the other General Partner and to the other Representative(s); provided, however, that for such period of time as he shall be employed by the Partnership, Ben M. Brigham shall serve as a Brigham Representative. If a Representative should die, resign, or be removed, the General Partner that appointed him shall have the right to designate his successor by notice to the other Partners. In the event that Carter shall be removed as a Brigham Representative during the term of his consulting agreement with the Partnership, at the request of General Atlantic, Carter shall become an additional Representative and the Management Committee size shall automatically be increased to add a position for Carter.

         (d) In the event of transfers of Partnership interests by the Partners the following provisions shall apply:

                 (i) If GA Partners shall transfer in one or more transactions, an aggregate of 15% or greater of their Post Threshold Ratio interest to a transferee or transferees (other than to a GA Permitted Transferee) such that, as a result of such transfer or transfers, GA Partners' Post Threshold Ratio interest is equal to or less than 25% (but more than 20%), then the GA Partners shall be entitled to have only one Representative, whose affirmative vote shall be required with respect to all Major Decisions, and any such transferee which holds at least a 15% Post Threshold Ratio interest shall at the election of General Atlantic be entitled to have only one Representative, whose affirmative vote shall not be required with respect to any Major Decisions.

                 (ii) If GA Partners shall transfer in one or more transactions an aggregate of 20% of their Post Threshold Ratio interest to a transferee or transferees (other than to a GA Permitted Transferee) such that, as a result of such transfer or transfers, GA Partners' Post Threshold Ratio interest is equal to or less than 20% (but more than 15%), the GA Partners shall be entitled to have only one Representative, whose affirmative vote shall be required only with respect to the Major Decisions listed in Section 6.2(a) (but only with respect to long-term debt in excess of the greater of $10,000,00 or 40% of the then fair market value of the Partnership's assets),
         Section 6.2(c) (but only with respect to the sale, lease or other disposition of all or substantially all of the Partnership's assets),
         Section 6.2(i) and Section 6.2(k) (but only with respect to the foregoing Major Decisions) (the foregoing Major Decisions, as so modified, being referred to as the "Modified Major Decisions"), and any such transferee which holds at least a 15% Post Threshold Ratio interest shall be entitled to have only one Representative, whose affirmative vote shall not be required with respect to any Major Decisions or Modified Major Decisions.

                 (iii) If GA Partners shall transfer in one or more transactions an aggregate of 25% or greater of their Post Threshold Ratio interest to a transferee or transferees (other than to a GA Permitted Transferee) such that, as a result of such transfer or transfers, the GA Partners' Post Threshold interest is equal to or less than 15%, then GA Partners shall not be entitled to have any Representative, and any such transferee which holds at least a 15% Post Threshold Ratio interest shall be entitled to have only one Representative, whose affirmative vote shall not be required with respect to any Major Decisions or Modified Major Decisions, provided, that any such transferee which holds at least a 30% Post Threshold Ratio interest shall be entitled to have two Representatives, at least one of whose affirmative vote shall be required with respect to all Modified Major Decisions.

                 (iv) If BEC and Carter (collectively, the "Management Partners") shall transfer in one or more transactions an aggregate of 30% or greater of their Post Threshold Ratio interest to a transferee or transferees (other than to their respective Permitted Transferees) such that, as a result of such transfer or transfers, the Management Partners' Post Threshold Ratio interest is equal to or less than 30% (but more than 20%), then BEC shall be entitled to have only two Representatives, one of whose affirmative vote shall be required with respect to all Major Decisions, and any such transferee which holds at least a 20% Post Threshold Ratio interest shall be entitled to one Representative, whose affirmative vote shall not be required with respect to any Major Decisions or Modified Major Decisions.

                 (v) If the Management Partners shall transfer in one or more transactions an aggregate of 40% or greater of their Post Threshold Ratio interest to a transferee or transferees (other than to their respective Permitted Transferees) such that, as a result of such transfer or transfers, the Management Partners' Post Threshold interest is equal to or less than 20% (but more than 15%), then BEC shall be entitled to only one Representative, whose affirmative vote shall not be required with respect to any Major Decisions or Modified Major Decisions, and any such transferee which holds at least a 20% Post Threshold Ratio interest shall be entitled to one Representative, whose affirmative vote shall not be required with respect to any Major Decisions or Modified Major Decisions, provided, that any such transferee which holds a 40% Post Threshold Ratio interest shall be entitled to two Representatives, at least one of whose affirmative vote shall be required with respect to all Modified Major Decisions.

                 (vi) If the Management Partners shall transfer in one or more transactions an aggregate of 45% or greater of their Post Threshold interest to a transferee or transferees (other than their respective Permitted Transferees) such that, as a result of such transfer or transfers the Management Partners' Post Threshold interest is equal to or less than 15%, then BEC shall not be entitled to any Representatives, and any such transferee which holds at least a 20% Post Threshold Ratio interest shall be entitled to one Representative, whose affirmative vote shall not be required with respect to any Major Decisions or Modified Major Decisions, provided, that any such transferee which holds a 40% Post Threshold Ratio interest shall be entitled to two Representatives, at least one of whose affirmative vote shall be required with respect to all Modified Major Decisions.

                 (vii)    Notwithstanding the foregoing clauses (i) through
         (vi), any assignment or other transfer of the GA Partners' or Management Partners' Post Threshold Ratio interest shall be subject to the limitations in Article IX. Notwithstanding the foregoing clauses
         (iv) through (vi), any permitted mortgagee, pledgee or other holder of a secured interest in BEC's or the GA Partners' Post Threshold Ratio interest in accordance with Section 9.2 shall not be entitled to appoint any Representatives in the event such mortgagee, pledgee or other secured party shall foreclose on or otherwise succeed to BEC's or the GA Partners' Post Threshold Ratio interest under the terms of any such mortgage, pledge or other security arrangement.

         (e) The number of Representatives on the Management Committee may be increased by the unanimous vote of the Management Committee and the person(s) elected to fill any newly created position(s) on the Management Committee shall be elected by a majority vote of the Management Committee, including the affirmative vote of at least one Brigham Representative and at least one GAP Representative.

         (f) General Atlantic shall also have the right to designate one of its partners or senior officers, or a partner of General Atlantic Partners as of the Effective Date, as an observer at Management Committee meetings, which observer shall have no voting rights or other rights to act as a Representative.

         (g) The Management Committee will hold regular quarterly meetings and such additional regular meetings as may be determined by the Management Committee. Special meetings of the Management Committee may be called by Ben M. Brigham, as a Brigham Representative, upon five (5) calendar days prior notice. Notice of each meeting shall state the date, time and place where such meeting is to be held and the purposes for which it is called. Notice may be waived by the other Representative(s) by attendance at such meeting or in writing.

         (h) The presence at a meeting, either in person or by proxy, of a majority of the Representatives shall constitute a quorum for the transaction of business.

         (i) Except as provided in Section 6.2 below, all decisions of the Management Committee shall be made by the concurring vote, either in person or by proxy, of a majority of the Representatives.

         (j) Meetings of the Management Committee may be in person or by telephonic communication in such manner as to permit all members to hear each other at the same time. Regular and special meetings in person shall be held at the principal office of the Partnership, or at such other place as may be determined by the Management Committee.

         (k) Any action required or permitted to be taken at any meeting may be taken (i) by unanimous written consent of the requisite number and type of Representatives, or (ii) by means of a conference telephone or similar communications equipment by means of which all Representatives participating in the meeting can hear and speak to each other.

         Section 6.2. Major Decisions Requiring Management Committee Approval. All Major Decisions (as hereinafter defined) with respect to the Partnership business shall require the approval of a majority vote of the members of the Management Committee, which majority shall include at least one General Atlantic Representative. Accordingly, notwithstanding anything in this Agreement to the contrary, neither General Partner nor the Chief Executive Officer shall have the right or the power to make any commitment or engage in any undertaking on behalf of the Partnership in respect of a Major Decision unless and until the Management Committee has authorized the same. The term "Major Decision" as used in this Agreement means any decision with respect to the following matters:

         (a) The issuance of any form of long-term debt in excess of $1,000,000, as such amount may be adjusted on an annual basis by the Management Committee (including at least one GAP Representative voting in favor of such adjustment) to reflect changes in the Partnership's financial position;

         (b) Decisions with respect to the hiring, retention, termination and compensation (including cash, equity, benefits and other compensation features) of key functional personnel at the vice presidential (or equivalent) level or above and the implementation of any employee benefit plan in which such key functional personnel are eligible to participate;

         (c) The sale of the Partnership; the sale, lease, transfer or disposition of all or substantially all of the assets of the Partnership; or the sale, or disposition of assets (i) other than in the ordinary course of business and (ii) in excess of a $250,000 selling price (or value in the event of a transfer or lease for other than cash);

         (d) The issuance of any additional Partnership interests or any other form of Equity Securities in the Partnership; provided, however, that the issuance of equity interests or options therefor to management personnel under any established option plan of the Partnership (which plan was approved as a Major Decision) in an amount not exceeding 10% of the Partnership's total outstanding equity shall not be deemed to be a Major Decision requiring Management Committee approval;

         (e)     Approval of annual operating and capital budgets;

         (f) The expenditure or commitment of Partnership funds in excess of $500,000 with respect to amounts not previously included in an annual operating or capital budget, which threshold amount (originally $500,000) shall be increased annually by the Management Committee to reflect changes in the Partnership's financial position;

         (g)     The declaration of any cash or asset distributions pursuant to
Section 4.4, other than tax distributions provided for in Section 4.4;

         (h)     Any decision to convert the Partnership to corporate form;

         (i) Any decision to merge or consolidate the Partnership's business or to acquire all or substantially all of the assets of another company;

         (j) Any decision of the Partnership to file a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of the Partnership's debts under Title 11 of the United States Code (or corresponding provisions of future laws) or any other federal or state insolvency law, or to file an answer consenting to or acquiescing in any such petition, or the making by the Partnership of any general assignment for the benefit of its creditors or the admission in writing of its inability to pay its debts as they mature; and

         (k) All material amendments to this Agreement, including without limitation the items that constitute Major Decisions as provided herein.

After the expiration of seven years, commencing with the Effective Date, if the Threshold Value has been achieved and BEC shall own at least 50% of its original Post Threshold Ratio interest in the Partnership, the actions set forth in subsection (c) (but only with respect to the sale of all or substantially all of the assets of the Partnership for cash and/or equity securities of a company with a market value in excess of one hundred million dollars listed on a national securities exchange) and subsections (d) and (i) with respect to any public offering of equity securities, shall no longer be deemed to be Major Decisions for purposes of the approval process set forth in this Section 6.2 and are actions that may be taken by BEC without the consent of any other Partners or the Management Committee. If at any time BEC should decide to sell all or substantially all of the assets of the Partnership for cash and/or equity securities, BEC shall give GA Partners sixty (60) days written notice of its intent to so act. Within such sixty (60) day period GA Partners shall have the right to make a written offer to the Partnership to acquire such assets of the Partnership or all of the Partners' interests in the Partnership. BEC shall have the right for a period of six (6) months after receipt of such offer to accept said offer or to consummate a sale of such assets for a price not less than the price offered by GA Partners. Should the GA Partners' offer not be deemed acceptable to BEC, BEC shall have no obligation to sell.

         Section 6.3. Officers and Agents. Except as otherwise provided herein, the Management Committee shall elect or appoint agents of the Partnership to perform such duties in the management of the Partnership as may be provided herein or authorized by the Management Committee. The Management Committee may use descriptive words or phrases to designate the standing, seniority or area of special competence of the agents elected or appointed by it.

         Section 6.4. Power and Authority of the Chief Executive Officer and Managing General Partner.

         (a) Ben M. Brigham shall act as Chief Executive Officer of the Partnership pursuant to the Employment Agreement and shall have the power and authority to conduct the day to day business and operations of the Partnership. The Chief Executive Officer will report to the Management Committee. Upon the request of the Chief Executive Officer, BEC, which shall be designated as the Managing General Partner, shall be authorized to execute documents, instruments and other agreements on behalf of the Partnership and to ratify and confirm all actions of the Chief Executive Officer. If at any time Ben M. Brigham shall cease to be employed by the Partnership as Chief Executive Officer or in a similar capacity or if Ben M. Brigham and his Permitted Transferees should cease to own and control 100% of the capital stock of BEC and all securities convertible into and exchangeable therefor, BEC shall at such time cease to be Managing General Partner. In such event, the Management Committee may elect a new Managing General Partner or elect not to have a Managing General Partner and all functions of the Managing General Partner shall be performed in the manner provided at the direction of the Management Committee.

         (b) The Chief Executive Officer shall, except as provided in Sections 6.1(a) and 6.2 and elsewhere in this Agreement and except as otherwise provided by applicable law, have full power and authority on behalf of the Partnership to manage, control, administer and operate the properties, business and affairs of the Partnership in accordance with this Agreement as is necessary or desirable to conduct the day to day operations of the Partnership, to carry out and bind the Partnership with respect to decisions of the Management Committee in the manner provided herein and to do or cause to be done any and all acts deemed by the Chief Executive Officer to be necessary or appropriate thereto, and (except as aforesaid) the scope of such power and authority shall encompass all matters in any way connected with such business or incident thereto, including without limitation (except as aforesaid) the power and authority:

                 (i) To acquire the Business and execute and cause the Partnership to perform its obligations under the Conveyances;

                 (ii) To purchase or otherwise acquire Leases as provided herein;

                 (iii) To purchase or otherwise acquire other real or personal property of every nature considered necessary or appropriate to carry on and conduct the business of the Partnership;

                 (iv) To borrow monies for the purchase, development and maintenance of Partnership assets and other aspects of the Partnership's business and from time to time to draw, make, execute and issue promissory notes and other negotiable or non-negotiable instruments and evidences of indebtedness; to secure the payment of the sums so borrowed and to mortgage, pledge or assign in trust all or any part of the property of the Partnership, and to assign any monies owing or to be owing to the Partnership;

                 (v) To enter into any agreements of joint venture or partnership or for sharing of risks, expenses or profits, with any person, firm, Partnership, government or agency thereof engaged in any business or transaction in which the Partnership is authorized to engage;

                 (vi) To prospect by geological, geophysical or other methods for the location of anomalies or other indications favorable to the accumulation of oil and gas, including specifically the power to contract with third parties for such purposes;

                 (vii) To maintain, develop, operate, manage and defend Partnership property; to drill, test, plug and abandon or complete and equip, rework and recomplete any number of Partnership wells on Partnership Leases for the production of oil and gas located thereunder; to contract with third parties for such purposes; to carry out a program or programs of enhanced recovery operations on the Leases of the Partnership; and to do any and all other things necessary or appropriate to carry out the terms and provisions of this Agreement which would or might be done by a normal and prudent operator in the development, operation and management of its own property;

                 (viii) To enter into and execute operating agreements, drilling contracts, farmouts, dry and bottom hole and acreage contribution letters, participation agreements, gas processing agreements and any other agreements customarily employed in the oil and gas industry in connection with the acquisition, sale, development or operation of oil and gas properties, agreements as to rights-of-way and any and all other instruments or documents considered by the Chief Executive Officer to be necessary or appropriate to carry on and conduct the business of the Partnership, for such consideration and on such terms as the Chief Executive Officer may determine to be in the best interests of the Partnership;

                 (ix) To sell the production accruing to Partnership Leases to such purchaser and on such terms and conditions as the Chief Executive Officer shall determine to be in the best interest of the Partnership and to execute gas sales contracts, casinghead gas contracts, transfer orders, division orders or any other instruments in connection with the sale of production from the Partnership's interest in such Leases;

                 (x) To farmout, sell, assign, convey or otherwise dispose of, for such consideration and upon such terms and conditions as the Chief Executive Officer may determine to be in the best interests of the Partnership, all or any part of the Partnership property, any interest therein, or any interest payable therefrom, and in connection therewith to execute and deliver such deeds, assignments and conveyances containing such warranties as the Chief Executive Officer may determine to be appropriate;

                 (xi) To purchase, lease, rent or otherwise acquire or obtain the use of facilities, machinery, equipment, tools, materials and all other kinds and types of real or personal property that may in any way be deemed necessary, convenient or advisable in connection with carrying on the business of the Partnership;

                 (xii) To pay delay rentals, bonus payments, shut-in gas royalty payments, property taxes and any other amounts necessary or appropriate to the maintenance or operation of any Partnership property;

                 (xiii) To make and to enter into such agreements and contracts with such parties and to give such receipts, releases and discharges with respect to any and all of the foregoing and any matters incident thereto as the General Partner may deem advisable or appropriate;

                 (xiv) To procure and maintain in force such insurance as the Chief Executive Officer shall deem prudent to serve as protection against liability for loss and damage which may be occasioned by the activities to be engaged in by the Partnership or the Chief Executive Officer on behalf of the Partnership;

                 (xv) To sue and be sued, complain and defend in the name of and on behalf of the Partnership;

                 (xvi) To quitclaim, surrender, release or abandon any Partnership property, with or without consideration therefor;

                 (xvii) To execute and deliver all checks, drafts, endorsements and other orders for the payment of Partnership funds;

                 (xviii) To appear and to represent the Partnership before any governmental authority or regulatory agency and to make all necessary or appropriate filings before such authority or agency;

                 (xix) To elect to go "non-consent" under any operating agreement applicable to any Partnership Lease or well and to elect to pay the costs and expenses of any non-consenting party under any such operating agreement; and

                 (xx) To take such other action, execute and deliver such other documents and perform such other acts as may be deemed by the Chief Executive Officer to be appropriate to carry out the business and affairs of the Partnership in accordance with this Agreement.

         (c) Subject to Sections 6.1(a) and 6.2, General Atlantic hereby agrees that each of the Chief Executive Officer and the Managing General Partner (if acting at the request of the Chief Executive Officer) is authorized to execute, deliver and perform the agreements, acts, transactions and matters as described in this Agreement on behalf of the Partnership without any further act, approval or vote of the Partners or the Partnership, notwithstanding any other provision of this Agreement, the Act or any applicable law, rule or regulation. The participation by the Managing General Partner in any agreement or action authorized or permitted under this Agreement shall not constitute a breach by the Managing General Partner of any duty that the Managing General Partner may owe the Partnership or the other Partners under this Agreement or under applicable law.

         Section 6.5. Standard of Care of Chief Executive Officer and Managing General Partner. In the conduct of the business and operations of the Partnership, the Chief Executive Officer and the Managing General Partner shall use their best efforts to cause the Partnership (a) to comply with the terms and provisions of all agreements to which the Partnership is a party or to which its properties are subject, (b) to comply in all material respects with all applicable laws, ordinances or governmental rules and regulations to which the Partnership is subject and (c) to obtain and maintain all licenses, permits, franchises and other governmental authorizations necessary with respect to the ownership of Partnership properties and the conduct of Partnership business and operations. With respect to the maintenance, development and operation of Leases, the Chief Executive Officer and the Managing General Partner shall have the standard of care of a prudent and diligent operator. Nothing in this Agreement shall preclude the employment or use of any agent, third party, or Affiliate to assist in the management or provide other services with respect to the Partnership's assets or business as the Chief Executive Officer shall determine. Under no circumstances shall the Chief Executive Officer or any other officer of the Partnership have any duties of care or liability to the Partnership, the Partners or third parties in excess of any duties of care or liability that such officer would have as officers of a corporation.

         Section 6.6. Employees. Subject to Section 6.2, the Partnership may, at the discretion of the Chief Executive Officer, hire such employees from time to time as the Chief Executive Officer may deem to be necessary or desirable in his sole discretion for such purposes and compensation as the Chief Executive Officer shall determine. The Partnership shall also enter into an employment agreement with Ben M. Brigham substantially in the form attached hereto as Exhibit F and a consulting agreement with Harold D. Carter substantially in the form attached hereto as Exhibit G, both on the Effective Date. All persons employed by BEC immediately prior to the Effective Date shall become employees of the Partnership on the Effective Date.

         Section 6.7. Liability of General Partners and Others. The General Partners, the Representatives, the Chief Executive Officer and any other officers of the Partnership shall not be liable, responsible or accountable in damages or otherwise to the Partnership or the other Partners for, and (subject to Section 6.8) the Partnership shall indemnify and save harmless each General Partner, Representative, Chief Executive Officer and other officers from, any costs, expenses, losses or damages (including attorneys' fees and expenses, court costs, judgments and amounts paid in settlement) incurred by reason of it being a General Partner, a Representative, Chief Executive Officer or an officer, provided it has acted in good faith on behalf of the Partnership and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement and in the best interests of the Partnership, and provided further that (i) such General Partner, Representative, Chief Executive Officer or officer was not guilty of gross negligence or willful misconduct with respect to such acts or omissions and (ii) the satisfaction of any indemnification and any saving harmless shall be from and limited to Partnership assets and not from any Capital Contributions to be made. The Chief Executive Officer shall use its best efforts to pay or cause to be paid in a proper and timely manner any delay rentals, bonus payments and shut-in gas payments and other similar payments which may be necessary to maintain in force and effect any Partnership Lease; provided, however, that in the absence of bad faith or gross negligence, the Chief Executive Officer shall not be liable to the Partnership or the Partners for any failure or neglect to pay properly and timely any such rentals or payments.

         Section 6.8. Indemnification of Chief Executive Officer, General Partners and Others. To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless the Chief Executive Officer, the General Partners, and any officer, director or shareholder or partner of a Partner, any employees and agents of the Partnership, and any person who is or was serving at the request of the Partnership as a Representative, consultant, director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other entity (individually, an "Indemnitee"), as follows:

         (a) In any proceeding to which an Indemnitee was or is a party or is threatened to be made a party because such Indemnitee is or was the Chief Executive Officer, a General Partner, an officer, director, shareholder or partner thereof, an employee or agent, a Representative, a consultant, or a person serving at the request of the Partnership in a similar capacity, the Partnership shall indemnify and hold harmless such Indemnitee against judgments, penalties (including excise and similar taxes), liabilities, losses, fines, amounts paid in settlement and reasonable expenses actually incurred by such Indemnitee in connection with the proceeding, if (i) such Indemnitee was successful in whole or in part, on the merits or otherwise, in the defense of such proceeding or (ii) such Indemnitee acted in good faith and reasonably believed that such conduct was in the Partnership's best interests or was at least not opposed to the Partnership's best interests, and in the case of a criminal proceeding, such Indemnitee had no reasonable cause to believe that its conduct was unlawful. The Partnership shall also provide such indemnification in any action, suit or proceeding by or in the right of the Partnership to procure a judgment in its favor, provided that if in such action, suit or proceeding the Indemnitee shall have been adjudged to be liable under the terms hereof, such indemnification shall be provided only if, and only to the extent that, the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnification for such expenses which such court shall deem proper. Any indemnification pursuant to this Section 6.8 shall be made only out of Partnership assets, and no Partner shall have any personal liability therefor.

         (b) The termination of a proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent shall not alone determine that the Indemnitee did not meet the requirements provided by subsection (a) above.

         (c) A determination that indemnification is permissible under subsection (a) above shall be made (unless otherwise ordered by a court) in the following manner: (i) by special independent legal counsel selected by a majority vote of the Management Committee, not including the vote of any interested Representatives; (ii) by a majority vote of the Management Committee, not including the vote of any interested Representatives; or (iii) by a majority in interest of the non-interested Partners. Upon such determination, the indemnification of the Indemnitee as provided herein shall be deemed authorized and approved.

         (d) Expenses (including legal fees and expenses) incurred in defending any proceeding subject to subsection (a) of this Section 6.8 shall be paid by the Partnership in advance of the final disposition of such proceeding upon receipt of an undertaking (which need not be secured) by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction or otherwise, that the Indemnitee is not entitled to be indemnified by the Partnership as authorized hereunder.

         (e) Notwithstanding any other provision of this Section 6.8, the Partnership may pay or reimburse expenses incurred by an Indemnitee in connection with such Indemnitee's appearance as a witness or other participation in a proceeding involving or affecting the Partnership at a time when such Indemnitee is not a named defendant or respondent in the proceeding.

         (f) The Partnership may purchase and maintain insurance or establish and maintain another arrangement on behalf of any one or more Indemnities or such other persons as the Chief Executive Officer may determine against any liability asserted against the person and incurred by the person in that capacity or arising out of the person's status in that capacity, regardless of whether the Partnership would have the power to indemnify the person against that liability under this
Section 6.8. Without limiting the power of the Partnership to procure or maintain any kind of insurance or other arrangement, the Partnership may, for the benefit of persons indemnified by the Partnership, (i) create a trust fund,
(ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Partnership, or (iv) establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the Partnership or with an insurer or other person considered appropriate by the Chief Executive Officer. In the absence of actual fraud, the judgment of the Chief Executive Officer as to the terms and conditions of the insurance or other arrangement and the indemnity of the insurer or other person participating in an arrangement shall be conclusive, and the insurance or other arrangement shall not be voidable and shall not subject the Chief Executive Officer approving the insurance or other arrangement to liability, on any ground, regardless of whether the Chief Executive Officer participating in approving the insurance or other arrangement will be a beneficiary.

         (g) The indemnification provided by this Section 6.8 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Partners, as a matter of law or otherwise, both as to action in the Indemnitee's capacity as the Chief Executive Officer, a General Partner, an officer, director, partner or shareholder of such Partner, an employee, agent, Representative or consultant or as a person serving at the request of the Partnership as set forth above and as to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.

         (h) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of these indemnification provisions.

         (i) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

         (j) The provisions of this Section 6.8 are intended to comply with the Act. To the extent that any provision of this Section authorizes or requires indemnification or the advancement of expenses contrary to such statute, the Partnership's power to indemnify or advance expenses under this
Section 6.8 shall be limited to that permitted by such statute and any limitation required by such statute shall not affect the validity of any other provision of this Section 6.8.

         (k)     For purposes of this Section 6.8;

                 (i) The term "expenses" includes court costs and reasonable attorneys' fees, charges and disbursements.

                 (ii) the term "proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

         Section 6.9. Costs, Expenses and Reimbursement.

         (a) Subject to the other express provisions of this Agreement, all costs and expenses reasonably incurred in the Partnership's business shall be paid from Partnership funds, including without limitation costs of reports under Section 8.2, costs of obtaining audits of the Partnership's books and records, outside legal costs, outside accounting fees for tax returns, general taxes and other direct costs and expenses of the Partnership. In conducting the business and operations of the Partnership, the Managing General Partner may use its or its Affiliates' own personnel, properties and equipment.

         (b) All direct, third party out-of-pocket costs and expenses incurred by the Chief Executive Officer, the Managing General Partner and their Affiliates in managing and conducting the business and affairs of the Partnership, including without limitation all reporting and other similar services, travel, telephone and similar costs and expenses, expenses incurred in providing or obtaining accounting, legal, engineering and other professional, technical, administrative and other services and advice as the Chief Executive Officer may deem necessary or desirable, shall be paid or reimbursed by the Partnership as a Partnership expense. The Partnership shall also reimburse the Managing General Partner for the costs of any assets held by it in trust or otherwise for the benefit of the Partnership as provided in
Section 5.1(b). Such reimbursements shall be made periodically throughout the term of the Partnership.

         (c) The Partnership shall pay directly, or shall reimburse the General Partners for any payment by them of the Organization Costs.

         Section 6.10. Contracts With Affiliates. The Partnership may enter into contracts and agreements with a General Partner and its Affiliates for the rendering of services and the sale and lease of supplies and equipment, provided that the amount of the compensation, price or rental that can be charged to the Partnership therefor must be no less favorable to the Partnership than those available from unrelated third parties in the area engaged in the business of rendering comparable services or selling or leasing comparable equipment and supplies which could reasonably be made available to the Partnership; and provided further, that any such contract for services shall be terminable by the Partnership without penalty upon 60 days' prior written notice. All contracts entered into between the Partnership and a General Partner or an Affiliate thereof shall be approved by the Management Committee including the vote of at least one Representative of a non-interested General Partner.

         Section 6.11. Tax Elections. The Managing General Partner shall make the following elections on behalf of the Partnership:

         (a) To elect, in accordance with Section 263(c) of the Internal Revenue Code and applicable regulations and comparable state law provisions, to deduct as an expense all intangible drilling and development costs with respect to productive and non-productive wells and the preparation of wells for the production of oil or gas;

         (b) To elect as the fiscal year of the Partnership such fiscal year as is provided in Section 8.1(a);

         (c) To elect as the method of accounting of the Partnership such method of accounting as is provided in Section 8.1(a);

         (d) To elect, in accordance with Sections 195 and 709 of the Internal Revenue Code and applicable regulations and comparable state law provisions, to treat all organization costs of the Partnership as deferred expenses amortizable over 60 months; and

         (e) To elect with respect to such other federal, state and local tax matters as the General Partners shall agree.

         Section 6.12. Tax Returns. The Managing General Partner shall prepare or cause to be prepared and timely file all federal, state and local income and other tax returns and reports as may be required as a result of the business of the Partnership. The Managing General Partner shall provide such information as is reasonably necessary for the Partners to file their federal income tax returns or any state income tax returns. The Managing General Partner shall be designated the tax matters partner under Section 6231 of the Internal Revenue Code and is authorized to take such actions and to execute and file all statements and forms on behalf of the Partnership that are permitted or required by applicable provisions of the Internal Revenue Code or Treasury Regulations issued thereunder, and the Partners will take all other action that may be necessary or appropriate to effect the designation of the Managing General Partner as the tax matters partner. In the event of an audit of the Partnership's income tax returns by the Internal Revenue Service, the Managing General Partner may, at the expense of the Partnership, retain accountants and other professionals to participate in the audit. All expenses incurred by the Managing General Partner in its capacity as tax matters partner shall be expenses of the

Partnership and shall be paid or reimbursed to the Managing General Partner from Partnership funds.

         Section 6.13. Other Matters Concerning a General Partner.

         (a) A General Partner, and its officers, directors, partners, employees, Representatives, consultants and agents and any person acting at the request of such General Partner (collectively, its "Agents") may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by them to be genuine and to have been signed or presented by the proper party or parties.

         (b) A General Partner and its Agents may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisers selected by them and any opinion of any such person as to matters which such General Partner or such Agents believe to be within such person's professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by such General Partner or its Agents hereunder in good faith and in accordance with such opinion.

         (c) No person dealing with the Partnership shall be required to inquire into the authority of the Chief Executive Officer or of the Managing General Partner (if acting at the request of the Chief Executive Officer) to take any action or make any decision hereunder.

         Section 6.14. Confidentiality; Other Business of General Atlantic. Each of the Partners will maintain the confidentiality of, and will not disclose without the consent of the Management Committee, any and all proprietary or confidential information of the Partnership, and each of the General Partners will cause each of its Representatives on the Management Committee not to disclose such proprietary and confidential information, provided, however, the Partners may disclose such information to their respective attorneys, accountants and other authorized agents, provided that such persons agree to keep such information confidential. In addition, each Partner shall hold in strict confidence all information it learns about the other Partner's businesses and their partners and officers, and agrees not to, without the prior written consent of the other Partner, disclose such information to any person. For the purposes hereof, "proprietary or confidential information" of the Partnership shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a Partner in breach of this provision. Notwithstanding anything in this Agreement to the contrary, but subject to the foregoing, General Atlantic and its Affiliates and their respective partners, officers, directors and stockholders shall not be prohibited from managing and participating in their current business and investment interests in the oil and gas industry or from investing in, managing and participating in additional business and investment interests in the oil and gas industry.

Neither the Partnership nor any other Partner shall have any rights in or to such businesses and investments or the income or profits derived therefrom.



                                  ARTICLE VII

                   Rights and Obligations of Limited Partners

         Section 7.1. Rights of Limited Partners. In addition to the other rights specifically set forth herein, the Limited Partners shall have the right to: (a) at all reasonable times have access to Partnership records as provided in Section 17.305 of the Act, (b) have on demand true and full information of all things affecting the Partnership and a formal account of Partnership affairs whenever circumstances render it just and reasonable, (c) have dissolution and winding up by decree of court as provided for in the Act, and
(d) exercise all rights of a limited partner under the Act (except to the extent otherwise specifically provided herein). Notwithstanding the foregoing, a Limited Partner as a limited partner or in any other capacity, and the partners, officers, directors, employees and stockholders of any Limited Partner or general partner of any Limited Partner, shall be permitted to act as officers or directors of the Partnership, consultants to the Partnership, Representatives on the Management Committee and in similar capacities on behalf of the Partnership.

         Section 7.2. Limitations on Limited Partners. A Limited Partner as a limited partner shall not if inconsistent with the Act: (a) be permitted to take part in the business or control of the business or affairs of the Partnership; (b) have any voice in the management or operation of any Partnership property; or (c) have the authority or power in its capacity as a Limited Partner to act as agent for or on behalf of the Partnership or any other Partner, to do any act which would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership.

         Section 7.3. Liability of Limited Partners. A Limited Partner shall not be liable for the debts, liabilities, contracts or other obligations of the Partnership except to the extent of any unpaid Capital Contributions agreed to be made by it as set forth in Section 3.2, such Limited Partner's share of the assets (including undistributed revenues) of the Partnership, and as provided by the Act with respect to distributions made to a Limited Partner by the Partnership; and in all events, a Limited Partner shall be liable and obligated to make payments of its Capital Contributions only as and when such payments are due in accordance with the terms of this Agreement, and a Limited Partner shall not be required to make any loans to the Partnership. The Partnership shall indemnify and hold harmless each Limited Partner in the event it (a) becomes liable for any debt, liability, contract or other obligation of the Partnership except to the extent expressly provided in the preceding sentence or (b) is directly or indirectly required to make any payments with respect thereto.

         Section 7.4. Withdrawal and Return of Capital Contribution. A Limited Partner shall not be entitled to (a) withdraw from the Partnership except upon the assignment by it of all of its interest in the Partnership and the substitution of such Limited Partner's assignee as a Limited Partner of the Partnership in accordance with Section 9.1, or (b) the return of its Capital Contributions except to the extent, if any, that distributions made pursuant to the express terms of this Agreement may be considered as such by law or by unanimous agreement of the Partners, or upon dissolution and liquidation of the Partnership, and then only to the extent expressly provided for in this Agreement and as permitted by law.

         Section 7.5. Power of Attorney. Each Limited Partner hereby makes, constitutes and appoints each of the General Partners and any successor General Partners of the Partnership and their authorized officers, employees and agents its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file, on behalf of such Limited Partner or of the Partnership, such documents, instruments, conveyances and certificates as may be necessary or appropriate to carry out the provisions and purposes of this Agreement, including, without limitation, (a) any Certificate of Limited Partnership of the Partnership and all amendments thereto required or permitted by law or the provisions of this Agreement, or modifications of any documents, instruments or agreements deemed appropriate to reflect the admission or substitution of additional partners to the Partnership in accordance with the provisions of this Agreement; (b) the amendment or restatement of this Agreement in accordance with the terms hereof; (c) all certificates and other instruments deemed advisable to permit the Partnership to qualify to do business or to protect the limited liability of the limited partners of the Partnership in any jurisdiction; (d) all conveyances and other instruments (including Certificates of Cancellation and Certificates of Withdrawal) deemed advisable to effect the dissolution and termination of the Partnership in accordance with the terms of this Agreement; (e) any offers to lease, Leases, assignments and requests for approval of assignments, statements of citizenship, interest and holdings, and any other instruments or communications now or hereafter required or permitted to be filed on behalf of the Partnership or the several Partners of the Partnership in their capacities as such under any law relating to the leasing of government land (federal and state) for oil and gas exploration, development and production; and (f) all other instruments and documents that may be required or permitted by law to be filed on behalf of the Partnership. The foregoing power of attorney is coupled with an interest, shall be irrevocable, and shall survive and shall not be affected by the subsequent death, incompetency, incapacity, disability, dissolution, bankruptcy, or termination of such Limited Partner and shall extend to such Limited Partner's heirs, successors, assigns and personal representatives.

                                  ARTICLE VIII

                  Books, Records, Capital Accounts and Reports

         Section 8.1. Books and Records; Capital Accounts.

         (a) Except as may otherwise be required by this Agreement, the Chief Executive Officer shall keep books of account in accordance with generally accepted accounting principles on an accrual basis in accordance with the terms of this Agreement. Such books shall be maintained at the principal United States office of the Partnership. The calendar year shall be selected as the accounting year of the Partnership.

         (b) An individual capital account (a "Capital Account") shall be maintained by the Partnership for each Partner as provided below:

                 (i) The Capital Account of each Partner shall, except as otherwise provided herein, be (A) credited with the amount of any cash contributed to the Partnership by such Partner; (B) credited with the fair market value of any property contributed to the Partnership by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under
         Section 752 of the Internal Revenue Code), (C) credited with the amount of any item of taxable income or gain and the amount of any item of income or gain exempt from tax allocated to such Partner under
         Section 4.3, (D) credited with the Partner's share of Simulated Gain as provided in Section 8.1(b)(ii), (E) debited by the amount of any item of tax deduction or loss allocated to such Partner under Section 4.3, (F) debited with the Partner's share of Simulated Loss and Simulated Depletion as provided in Section 8.1(b)(ii), (G) debited by such Partner's allocable share of expenditures described in Section 705(a)(2)(B) of the Internal Revenue Code, and (H) debited by the amount of cash or the fair market value of any property distributed to such Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under
         Section 752 of the Internal Revenue Code). Immediately prior to any distribution of property by the Partnership that is not pursuant to a liquidation of the Partnership or all or any portion of a Partner's interest therein, the Partners' Capital Accounts shall be adjusted by
         (Y) assuming that the distributed assets were sold by the Partnership for cash at their respective fair market values as of the date of distribution by the Partnership, and (Z) crediting or debiting each Partner's Capital Account with its respective share of the hypothetical gains or losses, including Simulated Gains and Simulated Losses, resulting from such assumed sales in the same manner as gains or losses on actual sales of such properties would be credited or debited to such Partner's Capital Account. Notwithstanding the foregoing sentence, the Partnership shall not distribute property in kind to any Partner except as provided in Section 11.2.

                 (ii) The allocation of basis prescribed by Section 613A(c)(7)(D) of the Internal Revenue Code and provided for in Section 4.3(b) and each Partner's separately computed depletion deductions shall not reduce such Partner's Capital Account, but each Partner's Capital Account shall be debited by an amount equal to the product of the depletion deductions that would otherwise be allocable to the Partnership in the absence of Section 613A(c)(7)(D) of the Internal Revenue Code (computed without regard to any limitations that theoretically could apply to any Partner) times such Partner's percentage share of the adjusted basis of the Depletable Property with respect to which such depletion is claimed (herein called "Simulated Depletion"). The Partnership's basis in any Depletable Property, as adjusted from time to time for Simulated Depletion allocable to all Partners (and where the context requires, each Partner's allocable share thereof, which share shall be determined in the same manner as the allocation of basis prescribed in Section 4.3(b)) is herein called "Simulated Basis." No Partner's Capital Account shall be decreased, however, by Simulated Depletion deductions attributable to any Depletable Property to the extent such deductions exceed such Partner's allocable share of the Partnership's Simulated Basis in such Depletable Property. The Partnership shall compute simulated gain ("Simulated Gain") or simulated loss ("Simulated Loss") attributable to the sale or other disposition of a Depletable Property based on the difference between the amount realized from such sale or other disposition and the Simulated Basis of such Depletable Property, as theretofore adjusted. Any Simulated Gain shall be allocated to the Partners and shall increase their respective Capital Accounts in the same manner as the amount realized from such sale or other disposition in excess of Simulated Basis shall have been allocated pursuant to
         Section 4.3(b). Any Simulated Loss shall be allocated to the Partners and shall reduce their respective Capital Accounts in the same percentages as the costs of the Depletable Property sold were allocated up to an amount equal to each Partner's share of the Partnership's Simulated Basis in such Depletable Property at the time of such sale.

                 (iii) Any adjustments of basis of Partnership property provided for under Sections 734 and 743 of the Internal Revenue Code and comparable provisions of state law (resulting from an election under Section 754 of the Internal Revenue Code or comparable provisions of state law) and any election by any Partner under Section 59(e)(4) of the Internal Revenue Code to amortize such Partner's share of intangible drilling and development costs shall not affect the Capital Accounts of the Partner, and the Partners' Capital Accounts shall be debited or credited pursuant to the terms of this Section 8.1 as if no such election had been made.

                 (iv) Capital Accounts shall be adjusted, in a manner consistent with this Section 8.1, to reflect any adjustments in items of Partnership income, gain, loss or deduction that result from amended returns filed by the Partnership or pursuant to an agreement by the Partnership with the Internal Revenue Service or a final court decision.

                 (v) In the case of property contributed to the Partnership by a Partner, the Partners' Capital Accounts shall be debited or credited in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g) for items of depreciation, cost recovery, Simulated Depletion, amortization, and gain or loss (including Simulated Gain and Simulated Loss) with respect to such property computed in the same manner as such items would be computed if the adjusted tax basis of such property were equal to its fair market value on the date of the contribution of the property to the Partnership, in lieu of the adjustments to the Capital Accounts otherwise provided in this Section 8.1(b) for such items.

                 (vi) To the extent any additional adjustment to the Capital Accounts is required by Treasury Regulation Section 1.704-1(b)(2)(iv), the Managing General Partner is hereby authorized to make such adjustment after consultation with the Partnership's accountants and notice to the other Partners.

         Section 8.2. Reports. The Chief Executive Officer shall deliver to the Partners the following financial statements and reports at the times indicated below:

         (a) Annually, within 120 days after the end of each fiscal year of the Partnership, unaudited financial statements of the Partnership for such fiscal year, which unaudited financial statements shall be prepared in accordance with generally accepted accounting principles and shall set forth, as of the end of and for such fiscal year, a profit and loss statement and a balance sheet of the Partnership, and such other information as, in the judgment of the Chief Executive Officer, shall be reasonably necessary for the Partners to be advised of the financial status and results of operations of the Partnership;

         (b) Annually, by March 31 of each year or as soon thereafter as is reasonably possible, a report containing such information as may be reasonable to enable each Partner to prepare and file his federal income tax return and any required state income tax return.

         (c) Such other reports and financial statements as the Chief Executive Officer shall determine or as General Atlantic shall reasonably request from time to time.

         Section 8.3. Data and Information Relating to Partnership. During the term of the Partnership, each Partner shall have during ordinary business hours reasonable access to, and the right to inspect and audit at such Partner's expense, all books and records of the Partnership. Each Partner shall also have the right to consult with the Partnership's accountants with respect to Partnership accounting and tax issues.

                                   ARTICLE IX

                   Assignments of Interests and Substitutions

         Section 9.1. Assignments by Limited Partners.

         (a) The interest of a Limited Partner in the Partnership shall be assignable in whole or in part, subject to the following: (i) no such assignment shall be made if such assignment would result in the violation of any applicable federal or state securities laws; (ii) the Partnership shall not be required to recognize any such assignment until the instrument conveying such interest has been delivered to the Managing General Partner for recordation on the books of the Partnership; and (iii) subject to compliance with the provisions of Sections 9.5, 9.6, 9.7 and 9.8.

         (b) In the event of an assignment complying with the provisions of subsection (a) above, unless an assignee becomes a substituted Limited Partner in accordance with the provisions set forth below, such assignee shall not be entitled to any of the rights granted to a Limited Partner hereunder, other than the right to receive allocations of income, gain, loss, deduction, credit and similar items and distributions to which the assignor would otherwise be entitled to the extent such items are assigned.

         (c) An assignee of the interest of a Limited Partner, or any portion thereof, shall become a substituted Limited Partner entitled to all of the rights of the Limited Partner if, and only if (i) the assignor gives the assignee such right, (ii) the Managing General Partner consents to such substitution, the granting or denying of which shall be in the Managing General Partner's sole and absolute discretion, (iii) the assignee is able to and does make all the representations and warranties contained in Section 12.1, including without limitation that it is eligible to acquire and hold Federal oil and gas leases in compliance with all applicable laws, and in Section 12.2, if acquired at such time and (iv) the assignee executes and delivers such instruments, in form and substance reasonably satisfactory to the Managing General Partner, as the Managing General Partner may deem necessary or desirable to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement. Upon the satisfaction of such requirements, the Managing General Partner shall concurrently (or as of such later date as shall be provided for in any applicable written instruments furnished to the Managing General Partner) admit any such assignee as a substituted Limited Partner of the Partnership and reflect such admission and the date thereof in the records of the Partnership.

         (d) Any purported assignment or transfer not in accordance with the provisions of this 9.1 shall be ineffective against the Partnership and the other Partners.

         (e) Any transfer by Carter to his Permitted Transferees shall also be subject to the provisions of Section 9.6.

         Section 9.2. Assignment by General Partners.

         (a) Subject to Sections 6.1(d), 9.5 and 9.8 if applicable, and except as provided below, the interest of a General Partner in the Partnership may be assigned, mortgaged, pledged, hypothecated, subjected to a security interest or otherwise encumbered, in whole or in part, without the prior written consent of the other Partners. Notwithstanding the foregoing, any such assignment, mortgage, pledge, security interest or encumbrance, including any mortgage, pledge or assignment provided for in subsection (b) of this Section 9.2, which, with respect to General Atlantic, represents either alone or together with all prior transfers made by General Atlantic, more than 50% of its interest in the Partnership on the Effective Date and with respect to BEC, represents either alone or together with all prior transfers made by BEC, more than 50% of its interest in the Partnership on the Effective Date, shall be subject to the following requirements: (i) without the written consent of the other General Partner, the granting or denying of which shall be in such General Partner's sole and absolute discretion, such assignee shall not be substituted as a General Partner and shall not be entitled to any rights of the transferring General Partner hereunder, other than a right to receive the applicable share of the profits, losses, cash distributions and returns of capital to which the assigning General Partner would otherwise be entitled;
(ii) such assignee shall take such interest subject to all of the terms and provisions of this Agreement, including without limitation the provisions of
Section 9.5; and (iii) such assignee is able to and does make all the representations and warranties contained in Section 12.1, including without limitation that it is eligible to acquire and hold Federal oil and gas leases in compliance with all applicable laws.

         (b) Brigham covenants and agrees that neither he, Anne Brigham nor their Permitted Transferees will mortgage, pledge or otherwise encumber more than an aggregate of 49.99% of the outstanding capital stock or any securities convertible into or exchangeable therefor of BEC, and will cause BEC not to, and BEC covenants and agrees not to, mortgage, pledge or otherwise encumber more than an aggregate of 49.99% of its Post Threshold Ratio interest in the Partnership such that, in either or both cases, prior to the fifth anniversary of the Effective Date, no more than an aggregate of 49.99% of BEC's Post Threshold Ratio interest shall be directly or indirectly mortgaged, pledged or otherwise encumbered. BEC agrees not to otherwise sell, assign or otherwise transfer (collectively "assign") its interest as a General Partner of the Partnership for a period of three (3) years from the Effective Date; provided that (i) after such date and for period of twelve months thereafter, BEC may assign up to a five (5) percent Post Threshold Ratio interest, (ii) after the expiration of such four year period and for a period of twelve additional months thereafter BEC may assign an additional five (5) percent Post Threshold Ratio interest or an aggregate 10% Post Threshold Ratio interest, and (iii) after the expiration of such five year period, BEC may assign all of its interests hereunder.

         Section 9.3. Apportionment Between Assignor and Assignee. In the event of an assignment of a Partner's interest in the Partnership, there shall be an interim closing of the

Partnership's books and Partnership items of income, gain, loss, deduction and credit allocable to such interest under Article IV for that part of the taxable year in which the assignor was a Partner shall be allocated to the assignor, and for that part of the taxable year in which the assignee is a Partner shall be allocated to the assignee.

         Section 9.4. Merger or Consolidation. Notwithstanding the provisions of Section 9.1 or 9.2, but subject to Section 12.3(b), the merger or consolidation by a Partner with another corporation pursuant to which such Partner is the surviving corporation shall not be considered an assignment of an interest in the Partnership, and upon the merger or consolidation of such Partner, the resulting corporation shall continue as a Partner.

         Section 9.5. Right of First Offer.

         (a) In the event Carter desires to sell all or any portion of his interest in the Partnership other than to Permitted Transferees, Carter shall first offer to sell such portion of his interest in the Partnership to BEC in accordance with the terms of this Section 9.5. The offer to sell (herein so called) to BEC (i) shall be in writing and shall grant to BEC the right to purchase such interest for the consideration (which shall be expressed in monetary terms in cash), unless otherwise agreed by BEC and on the terms as set forth therein, and (ii) shall not expire until the date 30 days from the date BEC receives the offer (the "Expiration Date"). BEC shall have the prior right and option to accept the offer to purchase the portion of Carter's interest in the Partnership so offered during the 30-day period ending on the Expiration Date.

         (b) The date the offer to sell is accepted by BEC shall be the date the notice of acceptance is postmarked (or, if not mailed, the date Carter acknowledges in writing receipt of the notice of acceptance). Acceptance of the offer shall be effective only if BEC accepts the offer to purchase the entire portion of Carter's interest in the Partnership so offered. If the offer to sell is not accepted by BEC, Carter may transfer that portion of its interest in the Partnership to which the offer to sell pertains to any transferee (subject to the provisions of subsection (d) below and, the requirements of Section 9.1(c) and Section 9.8) on terms and conditions no more favorable to the transferee than those contained in the offer to sell at any time during a period that shall end 180 days after the Expiration Date, provided that the transferee thereof shall execute and deliver to BEC a valid and binding agreement to the effect that the interest in the Partnership so transferred shall continue to be subject to the provisions of this Section 9.5 and that the right of first offer of BEC shall extend to any proposed disposition of such interest by the transferee. If, however, no sale to a transferee is consummated during the period that ends 180 days after the Expiration Date, BEC's right of first refusal as to the portion of Carter's interest in the Partnership to which the offer to sell pertains shall continue in full force and effect and any proposed transfer thereof shall first be subject to BEC's right of first offer as set forth in this Section 9.5. Additionally, the sale to a transferee of the portion of Carter's interest in the Partnership to which the offer to sell pertains in accordance with the provisions of this

Section 9.5 shall not affect BEC's right of first offer pursuant to this
Section 9.5 with respect to the remainder of Carter's interest in the Partnership.

         (c) In the event that BEC elects to purchase that portion of Carter's interest in the Partnership to which the offer to sell pertains, BEC and Carter shall be bound to proceed with the sale for the consideration and upon the terms applicable thereto, which shall be consummated at such location as shall be agreed upon by BEC and Carter on or before the first business day after the expiration of 90 days from the date of BEC's acceptance of the offer to sell. At the time of closing, BEC shall deliver such consideration as required pursuant to the offer to sell and Carter shall deliver or cause to be delivered to BEC, against receipt of such consideration, such assignments and other instruments of conveyance, warranty of title, transfer and assignment of the portion of Carter's interest in the Partnership to be conveyed hereunder as shall be effective to vest in BEC good title and interest in and to such interest in the Partnership, free and clear of any and all liens, encumbrances, conditions, assessments, and restrictions (to the extent consistent with the offer to sell). From the time of such closing, Carter, from time to time at the request of BEC and without further consideration, shall do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as BEC may reasonably require more effectively to convey, assign, transfer, or confirm the interest in the Partnership so conveyed to BEC, its successors and assigns.

         (d) If BEC does not exercise its right to purchase Carter's interest hereunder, the Partnership shall have the same right to purchase such interest on the same terms as set forth above and if the Partnership does not exercise its second right to purchase Carter's interest, General Atlantic shall have a third right to purchase such interest on the same terms as set forth above.

         (e) Additionally, if GAP L.P. should desire to sell all or any portion of its interest in the Partnership (other than to GA Permitted Transferees), General Atlantic shall have the first right of refusal to purchase same, the Partnership shall have the second right of refusal and BEC shall have the third right of refusal to purchase such interest all on the terms and in accordance with the procedures set forth in subsections (a) through (c) above, which provisions shall apply mutatis mutandis.

         (f) Likewise, if General Atlantic should desire to sell all or any portion of its interest in the Partnership other than to GA Permitted Transferees, BEC shall have the first right of refusal to purchase such interest and if BEC should desire to sell all or any portion of its interest in the Partnership other than to its Permitted Transferees, General Atlantic shall have the first right of refusal to purchase such interest on the terms and in accordance with the procedures set forth in subsections (a) through (c) above, which provisions shall apply mutatis mutandis.

         Section 9.6. Death of Carter. Upon the death of Carter, BEC and/or Brigham shall have the option for 90 days thereafter to buy, and upon the exercise of such option, Carter's estate and/or his Permitted Transferees as applicable, (herein collectively referred to as "Carter Holders") shall sell, Carter's interest in the Partnership for an amount equal to the fair market value of such interest (as defined below), payable as hereinafter provided. The payment to be made to the Carter Holders pursuant to this Section 9.6 is, and shall be conclusively deemed to be, in complete liquidation and satisfaction of all of the rights and interest of Carter and Carter Holders (and of any and all persons claiming by, through or under Carter and of the estate of the deceased Limited Partner) in and in respect of the Partnership, including without limitation, any interest in the Partnership, any rights in specific Partnership property, and any rights against the Partnership and (insofar as the affairs of the Partnership are concerned) against the General Partner. If BEC exercises its option to buy the Carter Holders' interest in the Partnership pursuant to this Section 9.6, BEC and/or Brigham and the Carter Holders and their legal representatives shall proceed to close the purchase at such time and place as is mutually acceptable, but in no event later than 60 days from the date on which BEC and/or Brigham exercises its option pursuant to this Section 9.6.

         Section 9.7. Death of Carter's Spouse; Termination of Marital Relationship; Partition of Community Property.

         (a) The spouse of a Limited Partner is not a Partner in the Partnership.

         (b) If Carter's spouse predeceases him and he does not succeed by his spouse's last will and testament (unless Carter controls such interest by proxy or trust) or by operation of law to any interest the Spouse may have in such interest in the Partnership (the "Spouse's Fraction"), Carter shall have the option for 60 days after the death of his spouse to buy, and upon the exercise of such option, such spouse's estate shall sell, the Spouse's Fraction in the Partnership for an amount equal to the fair market value (as defined below). If such option is not exercised by Carter, BEC shall have the option for 15 days after the expiration of Carter's option to purchase the Spouse's Fraction for the same amount and upon the same terms set forth in the immediately preceding sentence.

         (c) Upon the termination of the marital relationship of Carter other than by death, or upon the partition of the community property between Carter and his spouse for any reason, Carter shall have the option for 60 days after such termination or partition to buy, and upon the exercise of such option Carter's spouse or former spouse shall sell, the Spouse's Fraction in the Partnership for an amount equal to the fair market value. If such option is not exercised by Carter, BEC shall have the option for 30 days after the expiration of Carter's option to purchase the Spouse's Fraction for the same amount and upon the same terms set forth in the immediately preceding sentence.

         (d) The payment to be made to the spouse or former spouse of Carter or such spouse's estate pursuant to subsection (b) or (c) above (as appropriate), is, and shall be conclusively deemed to be, in complete liquidation and satisfaction of all the rights and interest of the spouse or former spouse of Carter or such spouse's estate (and of any and all persons claiming by, through, or under the spouse or former spouse of Carter or such spouse's estate) in and in respect of the Partnership, including, without limitation, any interest in the Partnership, any rights in specific Partnership property, and any rights against the Partnership and (insofar as the affairs of the Partnership are concerned) against the Partners.

         (e) If BEC exercises its option pursuant to either subsection (b) or
(c) above, BEC and the spouse or former spouse or the legal representatives of the spouse's estate, as appropriate, shall proceed to close the purchase at such time and place as is mutually acceptable, but in no event later than 60 days from the date on which BEC exercises its option pursuant to either subsection (b) or (c) above.

         The purchase price of any interest in the Partnership repurchased pursuant to Section 9.6 or 9.7 shall be the fair market value of such interest on the date the notice of election to repurchase such interest was sent pursuant to Section 9.6 or 9.7. Such fair market value shall be determined not later than 30 days or such other period as is mutually agreeable to buyer and seller after notice has been received by Carter of the election to purchase such interest in the Partnership, and shall be determined by an appraiser mutually agreeable to the purchaser and seller, provided that if the purchaser and seller cannot agree on an appraiser within 20 days, each shall select an appraiser and those appraisers shall select a third appraiser which shall make the determination of fair market value. The purchase price of an interest in the Partnership purchased by Carter shall be payable in thirty-six (36) equal monthly installments with interest at a fixed rate of 2% over the prime rate of interest of Texas Commerce Bank National Association, Dallas Branch per annum. The purchase price of an interest in the Partnership purchased by BEC, Brigham or the Partnership shall be payable, at the election of the Partnership, (A) by payment of the full purchase price in cash, or (B) by the execution and delivery of a promissory note in the amount of such balance, payable to the order of the seller, the principal to be due and payable in thirty-six (36) equal monthly installments with interest at a fixed rate of 2% over the prime rate of interest of Texas Commerce Bank National Association, Dallas Branch per annum (accrued interest being payable at the time of each principal payment). In any case in which the purchase price for an interest purchased by BEC or Brigham is not paid in full in cash, the interest purchased may, at the option of the seller, be pledged to the seller as security for the timely and full payment of the balance of the purchase price pursuant to the terms of a security agreement.

         Section 9.8. Co-Sale Rights.

         (a) In the event either BEC, in compliance with Section 9.2, or Carter in compliance with Section 9.1, shall determine to sell any portion of their Equity Securities, other than (i) with respect to a transfer to their respective Permitted Transferees; (ii) with respect to a transfer to the Partnership or another Partner pursuant to the rights of first refusal in
Section 9.5; (iii) with respect to a permitted pledge or mortgage of such Equity Securities; or (iv) with respect to a public offering of such Equity Securities, General Atlantic and GAP L.P. at their option shall have the right to participate on up to a pro rata basis with such Management Partners in a sale to third parties; provided, however, that if Threshold Value has been achieved, neither of the GA Partners shall have any co-sale rights hereunder in respect of any sale by the Management Partners in one or more transactions of up to an aggregate 20% Post Threshold Ratio interest. If General Atlantic and GAP L.P. shall elect to exercise their respective rights under this Section 9.8, then they shall each be entitled to sell a pro rata portion of their Post Threshold Ratio interest in the Partnership proportionate to the portion of the Post Threshold Ratio interest being sold by the Management Partners.

         (b) If the Threshold Value is achieved, the Management Partners shall have the same co-sale rights with respect to sales of Equity Securities by either of the GA Partners (other than transfers to GA Permitted Transferees) subject to the same conditions and limitations set forth in subsection (a) above, and the provisions of Section 9.8(a) shall apply mutatis mutandis.


                                   ARTICLE X

                              Registration Rights

         Section 10.1. Incidental Registration. If the Partnership at any time proposes to register any Transfer of its Equity Securities under the Securities Act for its own account or for the account of a security holder (other than a registration relating to employee benefit plans, the acquisition of another company or business, an exchange offer solely for already outstanding securities of the Partnership, or a registration on a form that does not require substantially the same information that would be required in a registration statement covering a Transfer of Equity Securities held by the General Partners), the Partnership will each such time give prompt written notice to all Partners (herein collectively called the "Prospective Sellers") of its intention to do so. Upon the written notification by any Prospective Seller of an intention to register a Transfer of Equity Securities under this
Section 10.1 (stating the intended method of Transfer of such Equity Securities by such Prospective Seller and the number of Equity Securities to be transferred), given within twenty (20) days after receipt of any such notice from the Partnership, the Partnership will cause such intended Transfer of all Equity Securities of which any such Prospective Sellers shall have given such notice to be registered under the Securities Act. The Partnership shall have the right to reduce or eliminate Equity Securities of a Prospective Seller to be included pursuant to exercise of its incidental rights under this Section 10.1 in an underwritten offering by the Partnership if, in the good faith opinion of the managing underwriter, supported by written reasons therefor, the inclusion of such shares would raise a substantial doubt as to whether the proposed offering could be successfully consummated; provided, however, that prior to the Threshold Amount being reached any reduction of Equity Securities of a Prospective Seller to be included in an incidental registration pursuant to the above shall be made first as to securities requested to be sold by any Limited Partners (other than GAP L.P.) and Management Partners until all securities requested to be sold by GA Partners have been included in such registration. The Partnership shall undertake to include in such a registration all of the Equity Securities requested by the Prospective Sellers to be included in such registration that are not eliminated from such registration by the underwriters. In the case of an underwritten public offering by the Partnership, each Prospective Seller participating in such incidental registration shall, if requested by the managing underwriter, agree not to Transfer any securities of the Partnership held by such Prospective Seller to any person other than such underwriter for a period of up to thirty (30) days following the effective date of the registration statement relating to such offering or such longer period as may be reasonably requested by such underwriter, but in no event to exceed ninety
(90) days, and the Partnership hereby covenants that it will, thereafter, take whatever actions (including amendment of its registration statement) as shall be reasonably necessary to enable such Prospective Seller to register a Transfer of any such securities at such time.

         Section 10.2. Required Registration. Whenever the Partnership shall be requested by General Atlantic to effect the registration under the Securities Act of any specified Transfer of Equity Securities, which right may not be exercised prior to an initial public offering by the Partnership, the Partnership shall promptly give written notice of such proposed registration to all Prospective Sellers and thereupon shall, as expeditiously as possible, use its best efforts to effect the registration under the Securities Act of any such Transfer of Equity Securities which any Prospective Seller has requested to be registered. If the Partnership shall notify Prospective Sellers within five days of the Partnership's receipt of a registration request hereunder that the Partnership in good faith determines and informs the Prospective Sellers that the filing of such a registration statement at that time would interfere with a material financing or acquisition then contemplated by the Partnership and specifies in writing the manner and extent to which such registration would so interfere, the Partnership shall have the right to delay for a period of not more than ninety (90) days a registration of a Transfer of Equity Securities pursuant to the request of Prospective Sellers under this Section 10.2. If for any reason (other than the requested withdrawal of such registration statement by such Prospective Sellers or other action or inaction of the Prospective Seller) any registration statement filed with the Commission with respect to securities which the Partnership is required to register under this Section
10.2 shall not be declared effective by the Commission, such attempted registration shall not constitute a registration under this Section 10.2. The Partnership may register a Transfer on the least expensive form available. The Partnership may permit certain third parties incidental rights subordinate to the Prospective Sellers' rights in a registration under this Section 10.2, provided that any shares to be included pursuant to such incidental rights may be reduced or eliminated if in the good faith opinion of the Prospective Sellers or their managing underwriter, if any, the inclusion of such shares would raise a substantial doubt as to whether the proposed offering could be consummated successfully. Any expenses required to be paid by the Prospective Sellers with respect to any such registration shall be borne on a pro rata basis by any third parties registering a transfer or transfers of stock pursuant to the same registration.

         Section 10.3. Certain Limitations. General Atlantic shall not have the right to request a registration under Section 10.2 for a registration of a Transfer of Equity Securities (a) prior to the expiration of two years from the Effective Date or (b) if the Partnership has already effected two (2) registrations pursuant to Section 10.2. The Prospective Sellers shall not have the right to participate in a registration under Section 10.1 unless the Prospective Sellers provide to the Partnership a written opinion of counsel, in substance and authorship acceptable to the Partnership, that such Prospective Sellers may make such Transfer of all of their Equity Securities (if applicable) in a public sale which will be in compliance with all applicable securities laws concerning transfer of non-registered securities. All registration rights granted in this Article X shall expire ten (10) years after the completion of the first public offering by the Partnership.

         Section 10.4. Registration Procedures. If and whenever the Partnership is required by the provisions of this Article X to effect the registration of any Transfer of Equity Securities under the Securities Act, the Partnership will, as expeditiously as possible, and at its expense,

                 (a) prepare and file with the Commission a registration statement with respect to such Transfer and use its best efforts to cause such registration statement to become and remain effective for a period of at least one hundred eighty (180) days or until the Prospective Sellers have completed the distribution described in the registration statement relating thereto, whichever occurs first;

                 (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective, and to comply with the provisions of the Securities Act with respect to the Transfer of all securities covered by such registration statement, for a period of at least one hundred eighty (180) days or until the Prospective Sellers have completed the distribution described in the registration statement relating thereto, whichever occurs first;

                 (c) furnish to each Prospective Seller who has requested to use such registration statement such numbers of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as such Prospective Seller may reasonably request in order to facilitate its intended Transfer of the Equity Securities owned by such Prospective Seller and covered by such registration statement;

                 (d) register or qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each Prospective Seller shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such Prospective Seller to consummate the public sale or other disposition in such jurisdictions of the Equity Securities owned by such Prospective Seller and covered by such registration statement;

                 (e) promptly upon becoming aware of such, notify each Prospective Seller who has requested to use such registration statement and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing

                 (f) furnish to the Prospective Sellers whose intended Transfers are registered a signed copy of an opinion of counsel for the Partnership, in substance and authorship acceptable to such Prospective Sellers, to the effect that: (i) a registration statement covering such Transfers of Equity Securities has been filed with the Commission under the Securities Act and has been made effective by order of the Commission, (ii) such registration statement and the prospectus contained therein and any amendments or supplements thereto (other than the financial statements and other financial and statistical data included therein, as to which an expert has rendered an opinion) comply as to form in all material respects with the requirements of the Securities Act, and nothing has come to such counsel's attention which would cause him to believe that the registration statement or such prospectus contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein (in the case of such prospectus, in the light of the circumstances under which they were made) not misleading, (iii) such counsel knows of no legal or governmental proceedings required to be described in such prospectus which are not described as required, nor of any contract or documents of a character required to be described in such registration statement or such prospectus or to be filed as an exhibit to such registration statement or to be incorporated by reference therein which is not described and filed as required, (iv) a prospectus meeting the requirements of the Securities Act is available for delivery, (v) to the best of such counsel's knowledge, no stop order has been issued by the Commission suspending the effectiveness of such registration statement, and no proceedings for the issuance of such a stop order are threatened or contemplated, and
         (vi) the applicable provisions of the securities or blue sky laws of each state or jurisdiction in which the Partnership shall be required, pursuant to clause (d) of this Section 10.4, to register or qualify such intended Transfers or the Equity Securities to be so transferred, have been complied with, assuming the accuracy and completeness of the information furnished to such counsel with respect to each filing relating to such laws; it being understood that such counsel may rely, as to all factual matters and financial data treated therein, on certificates of the Partnership (copies of which shall be delivered to such Prospective Sellers), and as to all questions of the laws of each jurisdiction in which the Partnership shall be so required to register or qualify such intended Transfers or the Equity Securities to be so transferred, on an examination of the securities laws of such jurisdiction and of the published rules and regulations (if any) of the authorities administering such laws, as reported in accepted unofficial publications and/or on an opinion of counsel from such jurisdiction acceptable to such Prospective Sellers, copies of which opinions shall be delivered to such Prospective Sellers; provided, however, that the opinion of counsel for the Partnership required by this Section 10.4(f) need not contain the opinion required by this subsection (vi) in those situations in which the underwriter's counsel provides such an opinion upon which the Prospective Sellers are entitled to rely;

                 (g) otherwise comply with all applicable rules and regulations of the Commission under the Securities Act, the Exchange Act and otherwise, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and

                 (h) use its best efforts to list such securities on any securities exchange on which any shares of Equity Securities of the Partnership are then listed.

         Section 10.5. Expenses; Limitations on Registration.

         (a)     All expenses incurred by the Partnership in complying with
Section 10.2, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Partnership, fees and disbursements of accountants and auditors of the Partnership with respect to quarterly and annual financial statements of the Partnership, and expenses of complying with the securities or blue sky laws of any jurisdictions pursuant to Section 10.4, shall be paid by the Partnership; provided that commissions, fees and expenses of the underwriter allocable to the securities to be registered for the Prospective Sellers and costs of separate counsel shall be borne pro rata by the Prospective Sellers.

         (b)     All expenses incurred by the Partnership in complying with
Section 10.1, including without limitation registration fees (federal and blue sky), incremental underwriter commissions, fees and expenses, custody agreements and costs of separate counsel, shall be borne by the Prospective Sellers on a pro rata basis in accordance with their securities registered.

         (c) It shall be a condition precedent to the obligation of the Partnership to take any action pursuant to this Article X in respect of any Transfer of Equity Securities which is to be registered at the request of any Prospective Seller that such Prospective Seller furnish to the Partnership such written information regarding the securities held by such Prospective Seller and the intended method of disposition thereof as the Partnership shall reasonably request and as shall be required in connection with the action to be taken by the Partnership.

         Section 10.6. Indemnification.

         (a) In the event of any registration of any Transfer of Equity Securities under the Securities Act pursuant to this Article X, the Partnership shall indemnify and hold harmless each Prospective Seller of such securities, its directors, partners and officers, each underwriter and each other person who participates in the offering of such securities and each other person, if any, who controls such Prospective Seller or such participating person within the meaning of the Securities Act, against any losses, claims, damages, expenses or liabilities, joint or several, to which such Prospective Seller or any such director, partner or officer or participating person or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon (i) any alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such Transfer of Equity Securities was registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (ii) any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such Prospective Seller or such director, partner, officer, underwriter or participating person or controlling person for any legal or any other expenses incurred by such Prospective Seller or such director, partner, officer, underwriter or participating person or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Partnership shall not be liable hereunder in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any alleged untrue statement or alleged omission made in such registration statement, preliminary prospectus, prospectus, or amendment or supplement in reliance upon and in conformity with written information furnished to the Partnership through an instrument duly executed by such Prospective Seller specifically for use in connection therewith. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Prospective Seller or such director, partner, officer, underwriter or participating person or controlling person, and shall survive any Transfer of such Equity Securities by such Prospective Seller.

         (b) Each Prospective Seller shall indemnify and hold harmless each other Prospective Seller, the Partnership, its directors, partners and officers, each underwriter and each other person who participates in the offering of Equity Securities, and each other person, if any, who controls the Partnership within the meaning of the Securities Act, against any losses, claims, damages, expenses or liabilities, joint or several, to which the Partnership or any such director, partner or officer or any such controlling person or Prospective Seller may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

                 (i) any alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which a Transfer of Equity Securities was registered under the Securities Act at the request of such Prospective Seller, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or

                 (ii) any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such alleged untrue statement or alleged omission was made in such registration statement, preliminary prospectus, final prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Partnership through an instrument duly executed by such indemnifying Prospective Seller specifically for use in connection therewith, and shall reimburse the Partnership or such director, officer, controlling person or Prospective Seller for any legal or any other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action.

         (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect hereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the failure so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party hereunder. In any proceeding in which indemnification is sought pursuant to Section 10.6(a) and (b) above, the indemnifying party may (i) participate at its own expense in the defense or,
(ii) if it so elects, jointly with any other indemnifying party similarly notified, assume the defense of any suit or administrative or other proceeding brought to enforce or determine liability. After notice by an indemnifying party of its election to assume the defense of a suit or administrative or other proceeding, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense, except to the extent that the indemnified party has additional defenses not available to the indemnifying party, in which event the costs and expenses of one attorney or law firm for the indemnified party will be borne by the indemnifying party.

         (d) The indemnifying party need not indemnify any person for any payment made in settlement of any suit or claim unless the payment is consented to by the indemnifying party, which consent shall not be unreasonably withheld.


                                   ARTICLE XI

                    Dissolution, Liquidation and Termination

         Section 11.1. Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following:

         (a)     The occurrence of December 31, 2012.

         (b)     The consent in writing of the General Partners at any time.

         (c) The sale or other disposition of all or substantially all of the assets of the Partnership.

         (d) The occurrence of an event of withdrawal from the Partnership by a General Partner as provided for in Sections 17-402 of the Delaware Revised Limited Partnership Act.

         (e) The occurrence of any event which under the Act causes the dissolution of a limited partnership.

         (f) At the election of General Atlantic, if at any time BEC should cease being a general partner of the Partnership.

In the event of a dissolution of the Partnership as a result of the occurrence of an event under Section 11.1(d) or in the event of a voluntary withdrawal by a General Partner, a Majority in Interest of the remaining Partners shall be entitled to reconstitute and continue the business of the Partnership and if there are no remaining General Partners, to elect and substitute a new General Partner.

         Section 11.2. Liquidation and Termination. Upon dissolution of the Partnership, the Managing General Partner shall act as liquidator or may appoint in writing one or more liquidators who shall have full authority to wind up the affairs of the Partnership and make final distribution as provided herein; provided, however, that if one of the events specified in Section 11.1(d) or (f) has occurred as a result of an act by the Managing General Partner, the liquidator shall be a person selected in writing by the other Partners. The liquidator shall continue to operate the Partnership properties with all of the power and authority of the Chief Executive Officer and the Managing General Partner. The steps to be accomplished by the liquidator are as follows:


         (a) As promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made of the Partnership's assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final liquidation is completed, as appropriate.

         (b) The liquidator shall pay all of the debts and liabilities of the Partnership (including all expenses incurred in liquidation and any advances made by the General Partners pursuant to Section 3.6) or otherwise make adequate provision therefor (including without limitation the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). After making payment or provision for all debts and liabilities of the Partnership, the Partners' Capital Accounts shall then be adjusted by (i) assuming the sale of all remaining assets of the Partnership for cash at their respective fair market values (as determined by an appraiser selected by the liquidator) as of the date of termination of the Partnership, and (ii) debiting or crediting each Partner's Capital Account with its respective share of the hypothetical gains or losses (including Simulated Gains and Simulated Losses) resulting from such assumed sales in the same manner as each such Capital Account would be debited or credited under Section 8.1(b) on actual sales of such assets. The liquidator shall then by payment of cash or property (valued as of the date of termination of the Partnership at its fair market value by the appraiser selected in the manner provided above) distribute to the Partners such amounts as are required to pay the positive balances of their respective Capital Accounts. If the dissolution of the Partnership is an event of withdrawal of one of the General Partners, a Majority in Interest of the other General Partners may determine whether distributions in liquidation of the Partnership will be made in kind or in cash. In the event of a dissolution of the Partnership by judicial decree, distributions in liquidation of the Partnership will be made in cash unless all General Partners agree to the distribution of properties. Otherwise, such distributions shall be in kind or in cash as determined by the Management Committee. No Partner with a negative balance in its Capital Account shall be liable to the Partnership or any other Partner for the amount of such negative balance upon dissolution and liquidation, except to the extent of any unpaid Capital Contributions that are required to be contributed by such Partner under
Article III. Any distribution to the Partners in liquidation of the Partnership shall be made by the later of the end of the taxable year in which the liquidation occurs or 90 days after the date of such liquidation. For purposes of the preceding sentence, the term "liquidation" shall have the same meaning as set forth in Treasury Regulation Section 1.704-1(b)(2)(ii) as in effect at such time. Each

Partner shall have the right to designate another person to receive any property which otherwise would be distributed in kind to that Partner pursuant to this Section 11.2.

         (c) Any Leases distributed to the Partners shall be subject to the operating agreements then in effect with respect to such Leases; provided, however, that if any of such Leases are not subject to an operating agreement to which an unaffiliated third person is a party, such Leases shall be subject to a standard form operating agreement (including an accounting procedure) as shall be determined by the Management Committee. Upon written request made by any Partner, the liquidator shall sell the Partnership Leases and other properties and assets that otherwise would be distributable to such Partner under this Section 11.2 at the best cash price available therefor and distribute such cash (after deducting all expenses reasonably relating to such sale, which shall include a reasonable charge for the liquidator's services associated therewith) to such Partner. Any gain or loss attributable to the sale shall be allocated to such Partner.

         (d) Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable laws pertaining to the winding up of the affairs of the Partnership and the final distribution of its assets.

         The distribution of cash and/or property to the Partners in accordance with the provisions of this Section 11.2 shall constitute a complete return to the Partners of their Capital Contributions and a complete distribution to the Partners of their interests in the Partnership and all Partnership property.

         Section 11.3. Cancellation of Certificate. Upon the completion of the distribution of Partnership assets as provided herein, the Partnership shall be terminated, and the liquidator (or the Partners if necessary) shall cause the cancellation of the certificate of limited partnership of the Partnership and shall take such other actions as may be necessary to terminate the Partnership.


                                  ARTICLE XII

                         Representations and Warranties

         Section 12.1. Representations and Warranties of Partners. Each Partner hereby represents, warrants and covenants as follows:

         (a) If an entity, such Partner is duly organized or formed, validly existing and in good standing under the laws of its state of organization and will remain in existence and good standing during the term of this Agreement.

         (b) Such Partner has the right, power and authority to enter into this Agreement, and with respect to BEC, the Conveyances, to become a Partner and to perform its obligations under this Agreement, and with respect to BEC, the Conveyances, and this Agreement, and with respect to BEC, the Conveyances, are legal, valid and binding obligations of such Partner.

         (c) The execution and delivery of this Agreement does not violate or conflict with the charter or bylaws or partnership agreement of such Partner or any agreement, judgment, license, permit, order or other document applicable to or binding upon such Partner or any of its properties; and no consent, approval, authorization or order of any court or governmental authority or third party is required with respect to such Partner in connection with the execution and delivery of this Agreement. The execution and delivery of the Conveyances does not violate or conflict with the charter of bylaws of BEC or, except for the Permitted Encumbrances, any material agreement, judgment, license, permit, order or other document applicable to or binding upon BEC. No consent, approval or authorization of any court or governmental authority or third party is required with respect to BEC in connection with the execution and delivery of the Conveyances, other than those included in the Permitted Encumbrances, those listed in Exhibit H and consents to assign with respect to Leases.

         (d) The execution, delivery and performance of this Agreement by such Partner do not contravene or result in any breach of or constitute a default under any applicable law, rule or regulation or any loan, note or other agreement or instrument to which it is a party or by which it or any of its properties are bound. Except with respect to the Permitted Encumbrances and the Line of Credit (as defined below), the execution, delivery and performance of the Conveyances by BEC do not contravene or result in any breach of or constitute a default under any applicable law, rule or regulation or any loan, note or other agreement or instrument to which it is a party or by which it or any of its properties are bound. BEC covenants and agrees to cause the Partnership to apply such of the initial Capital Contributions of the Partnership as are necessary to repay BEC's line of credit with Parker Square Bank in full (which line of credit does not exceed $60,000) (the "Line of Credit") as soon as possible and in no event later than five (5) days from the Effective Date and to obtain the release of those Leases securing the payment of such Line of Credit.

         (e) When delivered, this Agreement and, with respect to BEC, the Conveyance will be duly and validly executed by such Partner and will be binding upon such Partner in accordance with the terms hereof and thereof, as applicable.

         (f) Except for a change of law over which the affected Partner has no control (and the affected Partner shall immediately notify the other Partner when the affected Partner learns of such occurrence), the foregoing representations, warranties and covenants shall remain true and accurate during the term of the Partnership, and such Partner will neither take action nor permit action to be taken which would cause any of the foregoing representations to become untrue or inaccurate.

         (g) Neither such Partner nor any of its Affiliates has employed or retained any broker, agent or finder in connection with this Agreement or the transactions contemplated herein, or paid or agreed to pay any brokerage fee, finder's fee, commission or similar payment to any person on account of this Agreement or the transactions provided for herein; and each Partner shall indemnify and hold harmless each other Partner from any costs, including attorneys' fees, and liability arising from the claim of any broker, agent or finder employed or retained by such Partner.

         (h) Such Partner and its Affiliates and persons acting on their behalf have not taken any action, or failed to take any action, which has caused the organization of the Partnership and the issuance of the interests in the Partnership to come within the registration requirements of the Securities Act of 1933, as amended, or any applicable state blue sky laws.

         (i)     It is eligible to acquire and hold federal oil and gas Leases.

         Section 12.2. Additional Representation and Warranty of Limited Partners. Each Limited Partner additionally represents, warrants and covenants to the General Partners as follows: It is acquiring its interest in the Partnership as an investment and not with a view to the resale or other distribution to the public.

         Section 12.3. Additional Representations and Warranties of Brigham and BEC.

         (a) Brigham represents that as of the Effective Date, all of the authorized and outstanding capital stock of BEC is owned 100% by Ben M. Brigham and Anne L. Brigham.

         (b) Brigham covenants an agrees that during such time frame as BEC (including any successor thereto in accordance with Section 9.4) owns any interest in the Partnership, all of the authorized and outstanding capital stock of BEC and all securities and commitments of any kind exchangeable for or convertible into the capital stock of BEC shall be owned beneficially and legally by Ben M. Brigham, Anne L. Brigham and their Permitted Transferees.

         (c) BEC covenants and agrees not to withdraw as a General Partner of the Partnership.

         (d) BEC and Brigham represent and warrant that as long as BEC is a General Partner of the Partnership, it will not engage directly or indirectly in any business or conduct any activities other than as necessary or desirable to act as a General Partner of the Partnership.

         (e) Prior to the Effective Date, BEC engaged in no business and conducted no activities except in connection with the exploration for oil and gas, including without limitation, the geophysical and exploration agreements and the Leases to which it is or was a party.

         (f) The unaudited balance sheet of BEC as of January 1, 1992 is correct and complete in all material respects and fairly presents the financial condition of BEC as of such date.

         (g) Except as disclosed in Exhibit C, there are no suits, actions or proceedings pending or, to the best knowledge of Brigham, threatened, which relate to or affect any of the assets of the Business and which, individually or in the aggregate, would have a material adverse effect on the business of BEC.

         (h) To the best of its knowledge, BEC is conducting its business in substantial compliance with all permits, licenses, approvals and authorizations of all governmental and regulatory authorities and agencies necessary for it to carry on such business as currently conducted. To the best of its knowledge, BEC is in compliance in all material respects with all laws, rules and regulations applicable to its business, properties and assets.

         (i) Each of the geophysical and exploration agreements listed in Exhibit E are in full force and effect in respect of BEC and are legal, valid and binding obligations of BEC, enforceable in accordance with their terms. Neither BEC nor to the best of BEC's knowledge, any other party thereto is in default in any material respect under any of such agreements. BEC has not waived any material rights under any of such agreements, except as disclosed on Exhibit E. Subject to Section 5.1(b), BEC will contribute and transfer, convey and assign to the Partnership all of its right, title and interest in and to the Leases, subject to all agreements (and commitments to enter into agreements) now in effect and other obligations now in existence with respect to such Leases. To the best of BEC's knowledge, each such Lease is in full force and effect in accordance with its terms (except for any terminations thereof which have occurred in accordance with any such terms), BEC is not in material default under the terms of any of such Leases and BEC has not waived any material rights under any of such Leases.

         (j) To the best of its knowledge, BEC has no material liabilities or obligations, other than (i) as set forth on the Balance Sheet attached hereto as Exhibit A, (ii) liabilities and obligations incurred subsequent to the date of such Balance Sheet in the ordinary course of business or listed on Exhibit B hereto, or (iii) liabilities disclosed in the Schedule of Litigation attached hereto as Exhibit C.

         (k) BEC warrants that there are no taxes payable with in the State of Texas with respect to the contribution of and transfer of the Business by BEC to the Partnership.

         (l) BEC covenants to provide General Atlantic an unaudited balance sheet of BEC as of May 1, 1992 by June 15, 1992, which balance sheet shall be correct and complete in all material respects and shall fairly present the financial condition of BEC as of such date.

         Section 12.4. Additional Covenants of General Atlantic. General Atlantic covenants and agrees not to withdraw as a General Partner of the Partnership until such time as Brigham is not an officer of the Partnership or a Representative on the Management Committee.


                                  ARTICLE XIII

                                 Miscellaneous

         Section 13.1. Notices. Except as otherwise expressly provided in this Agreement, all notices, demands, requests, or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be given either (a) in person, (b) by United States mail, certified or registered, return receipt requested, postage prepaid, (c) by prepaid telegram, telex, cable, telecopy, or similar means (with signed confirmed copy to follow by mail) or (d) by expedited delivery service with proof of delivery. Notice shall be deemed to have been given either (i) at the time of personal delivery,
(ii) in the case of mail, within three days after deposit in the United States mails in accordance with subsection (b) above, or (iii) in the case of other forms of delivery, as of the date of delivery at the address and in the manner provided therein. Each Partner's address for notices and other communications shall be that set forth in Section 1.5. A Limited Partner may change its address for notices and communications by giving notice in writing, stating its new address for notices, to the Chief Executive Officer. A General Partner may change its address for notices by giving such written notice to the other Partners.

         Section 13.2. Amendments. This Agreement may be changed, modified, or amended only by the affirmative vote or written consent of all of the Partners.

         Section 13.3. Voting. Except as otherwise provided elsewhere herein, all votes, approvals, consents or amendments required or taken under this Agreement by the Partners shall be made or given in accordance with the Partners' Post Threshold Ratios.

         Section 13.4. Partition. Each of the Partners hereby irrevocably waives for the term of the Partnership any right that such Partner may have to maintain any action for partition with respect to the Partnership property.

         Section 13.5. Entire Agreement. This Agreement and the Conveyances constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof.

         Section 13.6. No Waiver. The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Partner's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

         SECTION 13.7. APPLICABLE LAW. EXCEPT TO THE EXTENT MANDATORILY GOVERNED BY THE LAWS OF ANOTHER STATE, THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

         Section 13.8. Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, devisees, personal representatives, successors and assigns.

         Section 13.9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

         Section 13.10. Survival of Representations and Warranties. All representations, warranties and covenants made by Partners in this Agreement or any other document contemplated thereby or hereby shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement or such other document, regardless of any investigation made by or on behalf of any such party.

         Section 13.11. Exhibits. The Exhibits to this Agreement are incorporated herein by reference and made a part hereof for all purposes and references to this Agreement shall also include such Exhibits unless the context in which used shall otherwise require.

         Section 13.12. No Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing in this Agreement is intended to confer on any person other than the parties hereto and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                          BRIGHAM EXPLORATION COMPANY


                                          By: /s/ BEN M. BRIGHAM
                                             -----------------------------
                                              Ben M. Brigham, President





         Agreement of Limited Partnership dated May 1, 1992, providing for the formation of Brigham Oil & Gas, L.P..

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                          GENERAL ATLANTIC PARTNERS III, L.P.

                                          By: GAP III Investors, Inc., its
                                              General Partner


                                          By:/s/ STEPHEN P. REYNOLDS
                                             -----------------------------
                                              Name: Stephen P. Reynolds
                                                   -----------------------
                                              Title: President
                                                    ----------------------





         Agreement of Limited Partnership dated May 1, 1992, providing for the formation of Brigham Oil & Gas, L.P..

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                             /s/ HAROLD D. CARTER
                                             -----------------------------
                                             Harold D. Carter




      This Agreement is joined in by the spouse of Harold D. Carter for the purpose of subjecting any community property interest she may have in the interest of Harold D. Carter hereunder to the terms of this Agreement.


                                             /s/ BETTY R. CARTER
                                             -----------------------------





         Agreement of Limited Partnership dated May 1, 1992, providing for the formation of Brigham Oil & Gas, L.P..

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                          GAP-BRIGHAM PARTNERS, L.P.



                                          By: /s/ STEPHEN P. REYNOLDS
                                             -----------------------------
                                             General Partner





         Agreement of Limited Partnership dated May 1, 1992, providing for the formation of Brigham Oil & Gas, L.P..

         This Agreement is executed and joined in by the undersigned for the purpose of making the applicable covenants, representations and warranties contained in Sections 9.2(b) and 12.3 hereof.


                                             /s/ BEN M. BRIGHAM
                                             -----------------------------
                                             Ben M. Brigham





         Agreement of Limited Partnership dated May 1, 1992, providing for the formation of Brigham Oil & Gas, L.P.